EXECUTION COPY

PURCHASE AGREEMENT dated as of July 6, 2007 by and among Chandler Chicco Agency, LLC, a New York limited liability company (“CCA NY”), BioSector 2 LLC, a New York limited liability company (collectively, the “Company Parties” and each individually a “Company Party”), the members of the Companies listed on Schedule I hereto (the “Members”, and individually a “Member”), inVentiv Health, Inc., a Delaware corporation (“Parent”), and Chandler Chicco LLC, a Delaware limited liability company (“Purchaser”). The Company Parties, the Members, Parent and Purchaser are sometimes are referred to herein collectively as the “Parties” and each individually as a “Party.”

WHEREAS, the Members own all of the membership interests of the Company Parties and all of the equity interests in Chandler Chicco Agency SARL, an entity organized under the laws of France, and BioSector 2, Limited, an entity organized under the laws of the United Kingdom (collectively with the Company Parties, the “Companies”); and

WHEREAS, each Member desires to sell to the Purchaser, and Purchaser is willing to purchase from such Member, such membership interests, subject to the terms and conditions of this Agreement;

WHEREAS, in order to induce the Members to enter into this Agreement, Parent is executing a guaranty of Purchaser’s obligations hereunder simultaneously with the execution of this Agreement;

WHEREAS, in order to induce Purchaser and Parent to enter into this Agreement, Robert Chandler (“Chandler”) and Giacomo F. Chicco (“Chicco”) are entering into new employment agreements with CCA NY (the “Employment Agreements”) simultaneously with the execution of this Agreement; and

WHEREAS, certain terms used in this Agreement are defined in Section 10.1.

NOW, THEREFORE, in consideration of the mutual covenants, representations and warranties made herein and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Parties agree as follows:

ARTICLE I

PURCHASE AND SALE TRANSACTION

Section 1.1.  Sale of Membership and Equity Interests. On and subject to the terms and conditions of this Agreement, at the closing of the transactions contemplated hereby (the “Closing”), each Member will sell, assign, transfer and deliver to Purchaser, and Purchaser will purchase from such Member, the membership and equity interests of the Companies (“Membership Interests”), set forth opposite such Member’s name on Schedule I hereto constituting all of the outstanding Membership Interests owned by such Member.

    Section 1.2.  Purchase Price.

(a)  The consideration to be paid by Purchaser for the Membership Interests (the “Purchase Price”) shall be, in the aggregate, (i) the difference between (A) [***] and (B) the amount of Indebtedness, if any, outstanding immediately following the Closing (after giving effect to the last sentence of this Section 1.2) in cash, payable as directed by the Representative (subject to the last sentence of this Section 1.2) by electronic funds transfer at the Closing, subject to adjustment as provided in Section 1.4 (the “Initial Cash Purchase Price”), to an account specified in writing by the Representative to Purchaser no later than three business days prior to the Closing for allocation among the Members, (ii) a number of unregistered shares of the common stock, par value $0.001 per share, of Parent (“Parent Common Stock”) equal to the quotient of (x) [***] divided by (y) the Fair Market Value of one share of Parent Common Stock as of June 27, 2007 (the “Initial Shares”) and (iii) all amounts payable or distributable to the Members and the participants in the Phantom Equity Plan in accordance with Schedule I to this Agreement and Schedule I to the Phantom Equity Plan pursuant to Section 1.5 below. Notwithstanding the foregoing, (x) the portion of the fee payable to AdMedia Partners, Inc. ("AdMedia") under the letter agreement dated October 16, 2006 between AdMedia and CCA NY (the "AdMedia Engagement Letter") shall be accrued by CCA NY as a pre-Closing expense and paid directly by Purchaser, for the account of CCA NY, to AdMedia and (y) at Purchaser's election, a portion of the Initial Cash Purchase Price sufficient to discharge all or any portion of the Indebtedness outstanding as of the Closing Date may be paid by Purchaser directly to the holders of such Indebtedness.

(b)  On the Closing Date (as defined below), Purchaser shall deliver to the transfer agent for the Parent Common Stock irrevocable instructions to deliver the Initial Shares to The Bank of New York, as escrow agent (the “Escrow Agent”) pursuant to an escrow agreement dated as of the Closing Date among Purchaser, the Members and the Escrow Agent (the “Escrow Agreement”), in substantially the form annexed hereto as Exhibit A.  The Initial Shares shall be held in escrow until the [***] anniversary of the Closing Date as more fully set forth in the Escrow Agreement.

(c)  Except as set forth in the Phantom Equity Plan, no Member shall pay or transfer any portion of the Purchase Price or any rights thereunto to any Person who provides services to the Business at the time of or any time following the Closing. Such consideration is not in lieu of, and shall not reduce any compensation to which the participants are entitled in respect of services, is fully vested as of the date hereof and shall be made at the times provided for in the Phantom Equity Plan irrespective of whether such beneficiaries continue to render services to any of the parties hereto or their Affiliates.

(d)  On the Closing Date, Purchaser shall deliver to the Representative a proposed allocation of (i) the Purchase Price among the Companies (the "Entity Allocation") and (ii) the Purchase Price consistent with the requirements of Section 1060 of the Code and Treasury Regulations Section 1.1060-1(b)(4) and in such detail as Purchaser may determine to be appropriate, or a method for arriving at such an allocation (the “Purchase Price Allocation”). The parties shall attempt to reach an agreement regarding the Entity Allocation and the Purchase Price Allocation as soon as possible following Buyer’s delivery of the Entity Allocation and the Purchase Price Allocation to the Representative pursuant to the preceding sentence. In the event the parties agree on the Entity Allocation and the Purchase Price Allocation, Purchaser and the Representative shall prepare and file all the all returns, declarations, reports, estimates, information returns, and statements (“Returns”) that may be required with respect to the transaction provided for herein pursuant to Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”), any Treasury Regulations promulgated thereunder, any other similar provision of the Code and any other similar, applicable foreign, state or local Tax Law or regulation, including IRS Form 8594 based on and consistent in all respects with the Entity Allocation and the Purchase Price Allocation. Purchaser and the Representative shall each provide to the others, on a timely basis, information that may be reasonably required for the purpose of preparing such Returns. In the event the parties are not able to reach an agreement on the Entity Allocation or the Purchase Price Allocation within thirty (30) days following the Closing, the Entity Allocation and the Purchase Price Allocation shall be determined as promptly as practicable by the Neutral Accountant, provided that Purchaser's proposed Entity Allocation shall be used to complete title transfer documentation and transfer, stamp or similar tax returns or declarations at the Closing.

Section 1.3.  Closing Date. Subject to the satisfaction of the conditions set forth in this Section 1.3 and Sections 6.1 and 6.2 (or the waiver thereof by the Party entitled to waive such conditions), the Closing shall take place at the offices of Akerman Senterfitt LLP, 335 Madison Avenue, Suite 2600, New York, New York 10017 on July 6, 2007. The Closing shall be effective as of 12:01 a.m. on July 7, 2007 (the “Closing Date”). As part of the Closing, (i) each Member will deliver to Purchaser such evidence of ownership of the Membership Interests by such Member, as is reasonably satisfactory to Purchaser accompanied by a duly executed assignment assigning such Membership Interests to Purchaser and otherwise in good form for transfer, (ii) Purchaser shall pay to such Member the portion of the Initial Cash Purchase Price payable to such Member as set forth on Schedule I, (iii) Parent shall issue irrevocable instructions to the transfer agent for the Parent Common Stock to issue the Initial Shares in the name of such Member as set forth on Schedule I and deliver them to the Escrow Agent and (iv) the Parties shall make the deliveries described in Article VI. Purchaser shall not be required to purchase any Membership Interests unless all Membership Interests are properly tendered in accordance with the terms of this Agreement.

Section 1.4.  Working Capital Adjustment. The Purchase Price shall be subject to adjustment after the Closing Date as follows:

(a)  Within 60 days after the Closing Date, Purchaser shall prepare and deliver to Chandler, as representative for the Members (in such capacity, the “Representative”) a statement (the “Closing Working Capital Statement”) calculating the Working Capital (as defined below) of the Companies as of the Closing Date (the “Closing Working Capital Amount”). For purposes of this Agreement, “Working Capital” shall mean the current assets of the Companies and the Subsidiaries as of the Closing Date (including accounts receivable (net of allowance for doubtful accounts) and work in process), exclusive of deferred tax assets, less the current liabilities of the Companies and the Subsidiaries as of the Closing Date (including all GAAP accruals, whether or not traditionally reflected on the Companies’ or any Subsidiary’s balance sheet as a current liability) and all other liabilities of the Companies and the Subsidiaries as of the Closing Date and shall be calculated in accordance with GAAP and accounting policies and procedures consistent with those employed in the preparation of Parent’s publicly filed financial statements. Notwithstanding the foregoing, (i) current assets of the Companies and the Subsidiaries for purposes of this computation shall include all of the Companies’ and the Subsidiaries’ rent security deposits outstanding and (ii) current liabilities shall exclude the current portion of Indebtedness that is deducted in determining the Purchase Price pursuant to clause (i)(B) of Section 1.2(a). Working Capital shall be calculated on a combined basis and, with respect to the Subsidiaries, a consolidated basis.  Purchaser shall provide the Representative, and a single accounting firm for the Representative, reasonable access to all (i) work papers and written procedures used to prepare the Closing Working Capital Statement and (ii) Books and Records and personnel to the extent reasonably necessary to enable the Representative and such accounting firm to conduct a sufficient review of the Closing Working Capital Statement and verify the calculation of the Closing Working Capital Amount. If the Representative disputes the Closing Working Capital Amount as shown on the Closing Working Capital Statement prepared by the Purchaser, the Shareholder shall deliver to the Purchaser within 30 days after receipt of the Closing Working Capital Statement a statement (the “Dispute Notice”) setting forth the Representative’s calculation of the Closing Working Capital Amount and describing in reasonable detail the basis for the determination of such different Closing Working Capital Amount. The parties shall use reasonable efforts to resolve such differences regarding the determination of the Closing Working Capital Amount within a period of 30 days after the Representative has given the Dispute Notice. If the parties resolve such differences, the Closing Working Capital Amount agreed to by the parties shall be deemed to be the “Final Closing Working Capital Amount” and the Closing Working Capital Statement agreed to by the Parties shall be deemed to be the “Final Closing Working Capital Statement.”

(b)  If Purchaser and the Representative do not reach a final resolution on the Closing Working Capital Amount within 30 days after the Representative has given the Dispute Notice, unless Purchaser and the Representative mutually agree to continue their efforts to resolve such differences, the Neutral Accountant shall resolve such differences, pursuant to an engagement agreement among the Purchaser, the Representative and the Neutral Accountant (which Purchaser and the Representative agree to execute promptly), in the manner provided below. Purchaser and the Representative shall each be entitled to make a presentation to the Neutral Accountant, pursuant to procedures to be agreed to among Purchaser, the Shareholder and the Neutral Accountant (or, if they cannot agree on such procedures, pursuant to procedures determined by the Neutral Accountant), regarding such party’s calculation of the Closing Working Capital Amount; and the Neutral Accountant shall be required to resolve the differences between Purchaser and the Representative and determine the Closing Working Capital Amount within 20 days after the engagement of the Neutral Accountant. The Closing Working Capital Amount determined by the Neutral Accountant shall be deemed to be the Final Closing Working Capital Amount and the Closing Working Capital Statement, as adjusted to reflect such determination, shall be deemed to be the Final Closing Working Capital Statement. Such determination by the Neutral Accountant shall be conclusive and binding upon the parties, absent fraud or manifest error. Nothing in this Section 1.4(b) shall be construed to authorize or permit the Neutral Accountant to:

(i)  determine any questions or matters whatsoever under or in connection with this Agreement except for the resolution of differences between Purchaser and the Representative regarding the determination of the Closing Working Capital Amount; or

(ii)  resolve any such differences by making an adjustment to the Closing Working Capital Statement that is outside of the range defined by amounts as finally proposed by the Purchaser and the Representative.

Purchaser, on the one hand, and the Representative, on the other hand, shall each pay one half of the fees and expenses of the Neutral Accountant.

(c)  If the Final Closing Working Capital Amount is less than [***], then the Members shall pay to Purchaser in accordance with the percentages of the Initial Cash Payment to which they are entitled in accordance with Schedule I an amount equal to the difference between [***] and the Final Closing Working Capital Amount. If the Final Closing Working Capital Amount is more than [***], then Purchaser shall pay to the Members in accordance with the percentages of the Initial Cash Payment which they are entitled to in accordance with Schedule I an amount equal to the difference between the Final Closing Working Capital Amount and [***]. Any payment pursuant to this Section 1.4(c) shall be made in cash by wire transfer of immediately available funds into one or more accounts designated in writing by Purchaser or the Representative, as the case may be, within five business days after the date on which the Final Closing Working Capital Amount is determined.

Section 1.5.  Earnout Payments.

(a) [***]  The Members and the Phantom Equity Participants (as defined below) shall be entitled to additional consideration from Purchaser (any such additional consideration an “Earnout Amount”) determined as follows:

[***]

[***]

[***]

As used herein:

[***]

[***]

[***]

[***]

[***]

[***] shall be delivered to the Representative for allocation among the Members and the participants in the Phantom Equity Plan in accordance with Schedule I to this Agreement and Schedule I to the Phantom Equity Plan (which, at Purchaser's request, shall be specified in written instructions delivered to Purchaser by the Representative). At Purchaser’s option, up to [***] may be satisfied by the issuance to the Members and the Phantom Equity Plan participants in accordance with Schedule I to this agreement and Schedule I to the Phantom Equity Plan of unregistered shares of Parent Common Stock having an aggregate Fair Market Value equal to [***] The shares of Parent Common Stock issued in satisfaction of any portion of an Earnout Amount are referred to as “Earnout Shares” and, together with the Initial Shares, as the “Parent Shares”. In no event will any Parent Shares be issued hereunder if the issuance of such Parent Shares would cause (A) the sum of (1) the total number of Parent Shares issued pursuant to this Agreement, (2) the number of shares of Parent Common Stock, if any owned by Members and the participants in the Phantom Equity Plan immediately prior to the Closing and (3) the shares of Parent Common Stock, if any, issued to Members and the participants in the Phantom Equity Plan pursuant to employment-related incentive grants to exceed 19.9% of the number of shares of Parent Common Stock outstanding immediately prior to the Closing or (B) the voting power of the securities described in the preceding clauses (A)(1) through (3) to exceed 19.9% of the voting power of the voting securities of Parent outstanding immediately prior to the Closing. [***] Each Party acknowledges and agrees that neither Purchaser, the Members nor any other Person makes any guarantee or representation to any other Party that any Earnout Amount will be realized. Any Earnout Amount that is paid in cash or Earnout Shares to Members or their designees shall be treated as a component of the Purchase Price.

(b) Purchaser shall at its expense deliver to Representative within 90 days after the completion of:

(i)  [***]

(ii)  [***]

(iii)  [***]

(c) Purchaser shall provide Representative and the accounting firm selected by Representative on behalf of the Members with reasonable access to all books and records and working papers to the extent reasonably necessary to enable Representative and such accounting firm to verify such calculations after the delivery thereof.

(d) Such calculations shall be binding on the parties to this Agreement unless the Representative, within 30 days after the delivery of the calculations by Purchaser to the Representative, notifies Purchaser in writing that it objects to any item or computation in connection with the calculations and specify in reasonable detail the basis for such objection. If the Representative delivers such a notice and the Representative and Purchaser are unable to agree upon the calculations within 20 days after any notice of objection has been given by the Representative to Purchaser, then (i) [***] within five business days after receipt of such notice and (ii) at the election of either Purchaser or the Representative, the dispute shall be submitted to the Neutral Accountant for a final determination in accordance with the procedures set forth in Section 1.4(b), which determination shall be final and binding upon the parties, absent fraud or manifest error. The Members on the one hand and Purchaser on the other hand shall each bear one-half of the fees, costs and expenses of the Neutral Accountant in the event such an election is made.

(e) For purposes of this Agreement:

[***]

(f) [***] Parent shall not be required to give such instructions until the third business day after the Representative has notified Purchaser in writing of the address to which such shares of Parent Common Stock are to be delivered.

(g)  [***]

(iv)  [***]

(v)  [***]

(vi)  [***]

(vii)  [***]

(viii)  [***]

(ix)  [***]

(x)  [***]

(xi)  [***]

(xii)  [***]

(h) In the event of a merger, consolidation or other transaction prior to the Final Earnout Amount Determination Date (a “Conversion Transaction”) as a result of which substantially all of the outstanding shares of Parent Common Stock are converted into the right to receive, in whole or in part, equity securities, if such equity securities are traded on the New York Stock Exchange, the American Stock Exchange, The Nasdaq Stock Market or another securities exchange or interdealer quotation system reasonably acceptable to the Member (“Listed Equity Securities”), (i) any issued Parent Shares, including shares held pursuant to the Escrow Agreement, shall be eligible to participate in any Conversion Transaction on the same basis as other outstanding shares of Parent Common Stock and [***].  For such purpose, such Listed Equity Securities shall be valued at their aggregate Fair Market Value as of the Final Earnout Amount Determination Date. In the event that, in any Conversion Transaction, substantially all of the outstanding shares of Parent Common Stock are converted into the right to receive equity securities that are not Listed Equity Securities (or are converted into the right to receive a combination of such equity securities and cash), then the Earnout Amount, if any, shall be required to be satisfied entirely in cash. [***]

Section 1.6.  Lock-Up Agreement. During the applicable Restricted Period, the Members shall not sell, pledge, hedge or otherwise dispose of any economic interest in any of the Parent Shares (including by entering into any covered or uncovered short transaction) except pursuant to and in accordance with the terms of a Conversion Transaction, in which event the restrictions contained in this Section 1.6 shall apply to any Listed Equity Securities issued in exchange for Parent Shares. “Restricted Period” means (i) with respect to the Initial Shares, the period ending on the first anniversary of the Closing Date and (ii) with respect to the Earnout Shares, if any, the period ending on the first anniversary of the Final Earnout Amount Determination Date.

Section 1.7.  Transferability; Legending of Parent Shares; Resale Registration. (a) The Members acknowledge that the Parent Shares are being acquired pursuant to an exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”) and that the Parent Shares may be transferred only pursuant to an effective registration statement or an exemption from registration under the Securities Act. Each Member represents that they are familiar with Rule 144 under the Securities Act. No Members shall be permitted to transfer any Parent Shares in the absence of an effective registration statement unless such Member has furnished Parent with an opinion of counsel, reasonably satisfactory to Parent, that such disposition does not require registration of such Parent Shares under the Securities Act.

(b) It is understood that the certificates evidencing the Parent Shares may bear a legend to the following effect:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SUCH SECURITIES MAY NOT BE SOLD, PLEDGED, HYPOTHECATED OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT WITH RESPECT THERETO OR AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT.

The certificates evidencing the Parent Shares may also bear any legends required by applicable blue sky laws.

(c) (i) Parent may, at its option, but without any obligation to do so, include in any non-underwritten registration of shares of Parent Common Stock any or all Parent Shares issued or to be issued for the account of the Members hereunder. The inclusion of any Parent Shares that are subject to the restrictions set forth in Section 1.6 in a registration statement filed by Parent, or a prospectus supplement or amendment thereto, shall not affect the operation of Section 1.6 except as otherwise agreed by Parent in its sole discretion. For so long as any Parent Shares are included in an effective registration statement, the Members agree not to dispose of such Parent Shares in a transaction that would require the filing of a Form 144.

(ii) (A) Parent will indemnify and hold harmless, to the fullest extent permitted by law, the Members, their officers, directors and agents, affiliates, advisors, brokers and employees, each person who controls any Member (within the meaning of Section 15 of the Securities Act or Section 20 of the Securities Exchange Act of 1934 (the “Exchange Act”)) and the officers, directors, agents, affiliates, advisors, brokers and employees of any such controlling person, from and against all damages, as incurred, arising out of or based upon any untrue or alleged untrue statement of a material fact contained in a registration statement pursuant to which any of the Parent Shares are registered for resale (each a “Resale Registration Statement”), any prospectus or form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except to the extent the same are based upon information with respect to any Member furnished in writing to Parent by such Member expressly for use therein; provided, however, that Parent will not be liable to such Member to the extent that any such damages arise out of or are based upon an untrue statement or alleged untrue statement or omission or alleged omission made in any preliminary prospectus if either (x)(i) such Member failed to send or deliver a copy of the prospectus with or prior to the delivery of written confirmation of the sale by such Member of a Parent Share to the person asserting the claim from which such damages arise and (ii) the prospectus would have corrected such untrue statement or alleged untrue statement or such omission or alleged omission or (y) such untrue statement or alleged untrue statement or such omission or alleged omission is corrected in an amendment or supplement to the prospectus previously furnished by or on behalf of Parent with copies of the prospectus as so amended or supplemented delivered by Parent, and such Member thereafter fails to deliver such prospectus as so amended or supplemented prior to or concurrently with the sale of a Parent Share to the person asserting the claim from which such damages arise; provided, further, however, that the indemnity agreement contained in this Section 1.7(c)(ii)(A) will not apply to amounts paid in settlement of any such damages if such settlement is effected without the consent of Parent (which consent will not be unreasonably withheld). The rights of the Members hereunder will not be exclusive of the rights of the Members under any other agreement or instrument.

(B) Each Member will indemnify and hold harmless, to the fullest extent permitted by law, Parent and its Affiliates (including, from and after the Closing, the Companies and Subsidiaries), the officers, directors and agents, affiliates, advisors, brokers and employees of such Member, each underwriter of securities covered by a Resale Registration Statement, each person who controls any such Person (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), and the officers, directors, agents, affiliates, advisors, brokers and employees of any such underwriter or controlling person, from and against all damages, as incurred, arising out of or based upon any untrue or alleged untrue statement of a material fact contained in any registration statement, prospectus or form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent the same are contained in information with respect to such holder furnished in writing to Parent by such Member expressly for use therein; provided, however, that the indemnity agreement contained in this Section 1.7(c)(ii)(B) will not apply to amounts paid in settlement of any such damages if such settlement is effected without the consent of such Member (which consent will not be unreasonably withheld). The rights of Parent and its Affiliates hereunder will not be exclusive of the rights of Parent and its Affiliates under any other agreement or instrument. In no event will the liability of any Member hereunder be greater in amount than the dollar amount of proceeds (net of payment of all expenses and underwriters' discounts and commissions) received by such Member upon the sale of the Parent Shares giving rise to such indemnification obligation.

Section 1.8.  Authority of Representative. (a) Each Member hereunder irrevocably appoints the Representative to represent it and act as its attorney-in-fact and agent with respect to any and all matters relating to, arising out of, or in connection with , the Transaction Documents, including (i) for purposes of any action taken or omitted on behalf of such Member thereunder and (ii) any adjustment, disposition, settlement or other handling of any amounts or claims under Sections 1.4 and 1.5 and all rights or obligations arising under Article VIII. Except to the extent otherwise explicitly set forth herein or in any other Transaction Documents, all actions, omissions, notices, communications and determinations by or on behalf of a Member shall be given or made by the Representative and all such actions, omissions, notices, communications and determinations by the Representative pursuant or with respect to any provision of a Transaction Document shall conclusively be deemed to have been authorized by, and shall be binding upon and made on behalf of such Member. Purchaser shall be entitled to rely on any action or decision of the Representative as the act, omission, notice, communication or determination of each Member. The Members hereby agree to jointly and severally indemnify and hold harmless the Representative from and against (i) any Losses incurred without gross negligence or willful misconduct on the part of the Representative and arising out of or in connection with the acceptance, performance or nonperformance of his duties hereunder and (ii) any related out-of-pocket costs and expenses (including reasonable attorneys’ fees). If the person serving as the Representative dies or becomes legally disabled, Giacomo Chicci or, if he is unable or unwilling to serve, an individual selected by a majority-in-interest of the rights to allocation of consideration pursuant to Schedule I will be elected as the successor Representative. The Representative shall have sole responsibility for allocating the Purchase Price among the Members and the participants in the Phantom Equity Plan and neither Parent, Purchaser nor any of their Affiliates (including, following the Closing, the Companies) shall have any obligation or liability therefor whatsoever.

ARTICLE II

REPRESENTATIONS AND WARRANTIES REGARDING THE MEMBERS

Each Member represents and warrants to Purchaser that the following statements are correct and complete as of the date hereof and as of the Closing Date.

Section 2.1.  Authorization of Transactions. Such Member has full power and authority to execute and deliver this Agreement and the other Transaction Documents and to perform such Member’s obligations hereunder and thereunder. This Agreement and each other Transaction Document constitutes the valid and legally binding obligation of such Member, enforceable in accordance with its terms and conditions.

Section 2.2.  Conflicts; Consents of Third Parties. The execution and delivery by such Member of this Agreement and the other Transaction Documents to which such Member is a party, the consummation of the transactions contemplated hereby or thereby, and compliance by such Member with the provisions hereof or thereof will not (i) conflict with, violate, result in the breach or termination of, or constitute a default under any Contract to which such Member is a party or by which such Member or such Member’s properties or assets is bound, or require a Consent from any Person in order to avoid any such conflict, violation, breach, termination or default; (ii) violate any Law or any Order by which such Member is bound; (iii) result in the creation of any Lien upon the properties or assets of such Member; or (iv) if such Member is other than an individual, conflict with, or result in the breach of, any provision of the certificate of incorporation or bylaws or comparable organizational documents (collectively, “Organizational Documents”) of such Member. No governmental franchise, easement, permit, right, application, filing, registration, license or other authorization (each a “Permit”), Order, waiver, declaration or filing with, or notification to any Person, including without limitation any Governmental Body, is required on the part of such Member in connection with the execution, delivery and performance of this Agreement or the other Transaction Documents to which it is a party, or the compliance by such Member with any of the provisions hereof or thereof.

Section 2.3.  Broker’s Fees. Such Member has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any Company or Subsidiary or the Purchaser could become liable or obligated. Such Member shall be solely responsible for any obligations described in this Section 2.3 and will indemnify and hold the Purchaser Indemnitees (as defined below) harmless from and against any Losses (as defined below) resulting from or arising out of or any such obligations or matters.

Section 2.4.  Membership Interests. Such Member holds of record and owns beneficially the number of Membership Interests set forth next to such Member’s name on Schedule I free and clear of any Lien. Such Member is not a party to any option, warrant, purchase right, or other contract or commitment that could require such Member to sell, transfer, or otherwise dispose of any membership interest of any Company (other than this Agreement). Such Member is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any membership interest of any Company.

Section 2.5 Private Placement. Such Member is an “accredited investor” within the meaning of Rule 501 under the Securities Act and has sufficient knowledge and experience in investing in companies similar to Parent in terms of Parent's market capitalization and other relevant factors so as to be able to evaluate the risks and merits of his investment in Parent and he is able financially to bear the risks thereof. Such Member has had an opportunity to discuss the terms of the offering and sale of the Parent Shares and Parent's business, management and financial affairs with Parent's management and to obtain any additional information regarding the foregoing which Parent possesses or can acquire without unreasonable effort or expense. The Parent Shares to be issued to such Member are being acquired for such Member’s own accounts and not with a view to, or the intention of, any distribution in violation of the Securities Act or any applicable state securities laws. Such Member understands that (i) the Parent Shares have not been registered under the Securities Act by reason of the issuance of the Shares in a transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof or Rule 505 or 506 promulgated under the Securities Act, (ii) the Parent Shares must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration, (iii) the Parent Shares will bear a legend to such effect and (iv) Parent will issue stop transfer instructions to its transfer agent to such effect.

•

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANIES AND SUBSIDIARIES

The Company Parties and the Members represent and warrant to Purchaser jointly and severally that, except as set forth in the Disclosure Schedule attached hereto (the “Disclosure Schedule”), the following statements are correct and complete as of the date hereof and as of the Closing Date. The Disclosure Schedule makes explicit reference to the particular representation or warranty as to which exception is taken, which in each case shall constitute the sole representation and warranty as to which such exception shall apply, provided that the disclosures in the Disclosure Schedule that are set forth expressly therein with particularity will apply to all representations and warranties. The disclosure of the existence of a contract on the Disclosure Schedule shall not, without more, constitute the disclosure of any particular provisions of such contract or the actual or potential consequences thereof.

Section 3.1.  Organization and Good Standing. Each Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite power and authority to own, lease and operate its properties and to carry on its business, and each Subsidiary is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite power and authority to own, lease and operate its properties and to carry on its business. Each Company and Subsidiary is duly qualified or authorized to do business as a foreign entity and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified or authorized would not have a Company Material Adverse Effect. Section 3.1 of the Disclosure Schedule sets forth a true, correct and complete list of each jurisdiction in which each Company and Subsidiary is qualified or authorized to do business as a foreign entity.

Section 3.2.  Authorization and Enforceability. Each Company has all requisite power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each Company of each of the Transaction Documents to which it is a party have been duly authorized by all necessary corporate action on the part of such Company. This Agreement and the other Transaction Documents have been duly and validly executed and delivered by each Company and constitute legal, valid and binding obligations of such Company, enforceable against such Company in accordance with their respective terms subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 3.3.  Capitalization; Subsidiaries. Each Member has been validly admitted as a member of each Company and granted the percentage interest of membership interests of such Company as set forth in the operating agreement of such Company. All membership interests of each Company are owned beneficially by the Members. No membership interests have been issued in violation of any preemptive rights. No Company has any outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, preemptive rights or other contracts or commitments that could require such Company to issue, sell, or otherwise cause to become outstanding any of its membership interests or securities convertible or exchangeable for, or any options, warrants, or rights to purchase, any of such membership interests. There are no outstanding obligations of any Company to repurchase, redeem or otherwise acquire any of its membership interests. There are no outstanding or authorized ownership appreciation, phantom equity, profit participation or similar rights with respect to any Company. Section 3.3 of the Disclosure Schedule sets forth any direct or indirect interest in any corporation, partnership, joint venture or other Person owned by any Company.

Section 3.4.  Records.

(a) The Companies have delivered to Purchaser true, correct and complete copies of the articles of organization or other charter document (certified by the Secretary of State or other appropriate official of the applicable jurisdiction of organization) and operating agreement (certified by the secretary, assistant secretary or other appropriate officer) of each Company and each Subsidiary.

(b) Except as described in Section 3.4(b) of the Disclosure Schedule, neither any Company or Subsidiary nor the equityholders of any Company or Subsidiary have taken any material action of a governance nature.

(c) Each Company and Subsidiary maintains a standard system of accounting established and administered in accordance with GAAP. The books, records and accounts of each Company and Subsidiary accurately and fairly reflect, in reasonable detail, the transactions and the assets and liabilities of such entity with respect to its business. Neither any Company nor any Subsidiary has engaged in any material transaction with respect to its business, maintained any bank account for its business or used any of its funds, except for transactions, bank accounts and funds which have been and are reflected in its normally maintained books, records and accounts. Each Company and Subsidiary maintains a system of internal accounting control sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP (or in the case of foreign entities, in accordance with International Accounting Standards), (iii) access to assets, properties, books, records and accounts is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accounting for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Section 3.5.  Conflicts; Consents of Third Parties. The execution and delivery by each Company of this Agreement and the other Transaction Documents to which it is a party, the consummation of the transactions contemplated hereby or thereby, and compliance by each Company with the provisions hereof or thereof will not (i) conflict with, or result in the breach of, any provision of the Organizational Documents of such Company or any of its Subsidiaries; (ii) conflict with, violate, result in the breach or termination of, or constitute a default under any Contract to which such Company or any of its Subsidiaries is a party or by which such Company or any of its Subsidiaries or its properties or assets is bound, or require a Consent from any Person in order to avoid any such conflict, violation, breach, termination or default; (iii) violate any Law or any Order by which such Company or any of its Subsidiaries is bound; or (iv) result in the creation of any Lien upon the properties or assets of such Company or any of its Subsidiaries. No Permit, Order, waiver, declaration or filing with, or notification to any Person, including without limitation any Governmental Body, is required on the part of such Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement or the other Transaction Documents to which it is a party, or the compliance by such Company or any of its Subsidiaries with any of the provisions hereof or thereof.

Section 3.6.  Financial Statements. Included in Section 3.6 of the Disclosure Schedule are (i) the reviewed balance sheets of the Companies and the Subsidiaries as at December 31, 2004, 2005 and 2006 and the related reviewed statements of income and of cash flows of the Companies and the Subsidiaries for the years then ended and (ii) the unaudited and unreviewed balance sheet of the Companies and the Subsidiaries as at April 30, 2007 and the related statements of income of the Companies and the Subsidiaries for the four-month period then ended and for the comparable periods in the prior year (such reviewed and unaudited and unreviewed statements, including the related notes and schedules thereto, are referred to herein as the “Financial Statements”). The Financial Statements have been prepared from the books and records of the Companies and the Subsidiaries and fairly present in all material respects the financial position and results of operations, shareholders’ equity and cash flows of the Companies and the Subsidiaries as at the dates and for the periods reflected thereon in accordance with GAAP applied on a consistent basis (or in the case of foreign entities, in accordance with International Accounting Standards) throughout the periods indicated, except as may be indicated in the notes thereto and except, in the case of the unaudited and unreviewed financial statements, for the failure of the unaudited and unreviewed financial statements to include the footnotes required by GAAP, and subject to normal year-end adjustments that will not individually or in the aggregate be material. The financial forecasts for the Seller for the fiscal years 2007 included in Section 3.6 of the Disclosure Schedule (the “Projections”) were prepared based upon reasonable assumptions and reflect management’s good faith best estimate of the projected operating performance of the Companies and the Subsidiaries for such periods. The Projections are the most current financial forecasts prepared by the Companies and the Subsidiaries. All assumptions, projections and forecasts used in the preparation of the Projections are set forth therein and described in reasonable detail. No event has occurred and no facts or circumstances have arisen which make the assumptions, projections or forecasts, taken as a whole, upon which the Projections are based unreasonable or unrealistic. Purchaser acknowledges and agrees that (i) the Companies and the Subsidiaries and the Members make no guarantee or representation that the results estimated in the Projections will be realized, (ii) the factors upon which the assumptions and estimate were based may change from the date hereof and (iii) the results estimated in the Projections may differ materially from actual results.

Section 3.7.  No Undisclosed Liabilities. No Company or Subsidiary has any Liabilities except (a) to the extent specifically reflected and accrued for or specifically reserved against in the Balance Sheet and (b) for Liabilities incurred subsequent to the Balance Sheet Date in the ordinary course of business consistent with past custom and practice.

Section 3.8.  Absence of Certain Developments. Since December 31, 2006 (and, with respect to clause (e) below, December 31, 2005):

(a)  there has not been any Company Material Adverse Change nor has there occurred any event which is reasonably likely to result in a Company Material Adverse Change;

(b)  there has not been any damage, destruction or loss, whether or not covered by insurance, with respect to the property and assets of any Company or Subsidiary having a replacement cost of more than $5,000 for any single loss or $10,000 in the aggregate for any related losses;

(c)  no Company or Subsidiary has made any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or paid or agreed or orally promised to pay, conditionally or otherwise, any bonus, incentive, retention or other compensation, retirement, welfare, fringe or severance benefit or vacation pay, to or in respect of any director, officer, employee, distributor or agent of any Company or Subsidiary, other than increases in the ordinary course of business consistent with past practice in the base salaries of employees of the Companies and the Subsidiaries other than officers or senior managers;

(d)  no Company or Subsidiary has entered into any employment, deferred compensation, severance or similar agreement (nor amended any such agreement);

(e)  there has not been any change by any Company or Subsidiary in accounting or Tax reporting principles, methods or policies or any settlement of any Tax controversy;

(f)  no Company or Subsidiary has conducted its business other than in the ordinary course consistent with past practice;

(g)  no Company or Subsidiary has entered into any other material transaction;

(h)  no Company or Subsidiary has hired employees or engaged independent contractors to provide services for clients of the such Company or Subsidiary other than in the ordinary course of business consistent with, and at a level consistent with, past practice;

(i)  no Company or Subsidiary has materially breached any Contract or materially amended any Contract;

(j)  no Company or Subsidiary has failed to promptly pay and discharge current Liabilities except where disputed in good faith in an appropriate manner;

(k)  no Company or Subsidiary has made any loans, advances or capital contributions to, or investments in, any Person or paid any fees or expenses to any Affiliate of such Company or Subsidiary other than intercompany transactions in the ordinary course of business consistent with past practice;

(l)  no Company or Subsidiary has mortgaged, pledged or subjected to any Lien any of its assets, or acquired any assets or sold, assigned, transferred, conveyed, leased or otherwise disposed of any assets of such Company or Subsidiary except for assets acquired or sold, assigned, transferred, conveyed, leased or otherwise disposed of in the ordinary course of business consistent with past practice;

(m)  no Company or Subsidiary has discharged or satisfied any Lien, or paid any obligation or Liability, except in the ordinary course of business consistent with past practice and which, in the aggregate, are not material to the Companies and the Subsidiaries;

(n)  no Company or Subsidiary has canceled or compromised any debt or claim or amended, canceled, terminated, relinquished, waived or released any Contract or right except in the ordinary course of business consistent with past practice and which, in the aggregate, are not material to the Companies and the Subsidiaries;

(o)  no Company or Subsidiary has made or committed to make any capital expenditures or capital additions or improvements in excess of $10,000 individually or in the aggregate, except as set forth in the Disclosure Schedule, or otherwise in the ordinary course of business consistent with past practices;

(p)  no Company or Subsidiary has entered into any prepaid services transactions with any of its customers or otherwise accelerated revenue recognition or the sales of its services for periods prior to the Closing;

(q)  no Company or Subsidiary has amended any of its Organizational Documents;

(r)  no Company or Subsidiary has issued any equity securities or any security exercisable or exchangeable for or convertible into equity securities of the such Company or Subsidiary; and

(s)  no Company or Subsidiary has entered into any agreements to do or perform in the future any actions referred to in this Section 3.8 which have not been consummated as of the date hereof.

Section 3.9.  Taxes.

(a)  Each Company and Subsidiary has timely filed with the appropriate taxing authorities all Tax Returns that it has been required to file. All such Tax Returns are true, correct and complete in all respects. All Taxes owed by the Companies and the Subsidiaries (whether or not shown on any Tax Return) have been paid. Adequate reserves have been established on the Financial Statements to provide for the payment of any Taxes which are not yet due and payable with respect to the Companies and the Subsidiaries for taxable periods or portions thereof ending on or before December 31, 2006. No Company or Subsidiary is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where any Company or Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of any Company or Subsidiary that have arisen in connection with any failure (or alleged failure) to pay any Tax.

(b)  Each Company and each Subsidiary has withheld and paid to the appropriate taxing authority or other Governmental Body all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(c)  No Company or Subsidiary has waived or extended any statute of limitations in respect of Taxes or agreed to any extension of time with respect to the assessment, payment or collection of any Tax.

(d)  To the extent that any Company or Subsidiary incurs Taxes after the date hereof with respect to periods or portions thereof ending on or prior to the Closing Date, such Company or Subsidiary shall pay all such Taxes on or prior to the Closing Date in compliance with all applicable laws and regulations, or if such Taxes are not yet due and payable on such date, the amount of such Taxes shall be accrued on the Closing Date Balance Sheet.

(e)  None of the properties or assets of any Company or Subsidiary is property which, for Tax purposes, is required to be treated as owned by another Person. No Company or Subsidiary is an obligor on, and none of its assets have been financed directly or indirectly by, any tax-exempt bonds. No property or assets of any Company or Subsidiary is “tax-exempt use property” within the meaning of Section 168(h) of the Code.

(f)  No deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Taxes has been asserted or assessed by any taxing authority or other Governmental Body against any Company or Subsidiary. There has not been, within the past five calendar years, an audit, examination or written notice of potential examination of any Tax Returns filed by any Company or Subsidiary.

(g)  There is no action, suit, examination, investigation, Governmental Body proceeding, or audit or claim for refund in progress, pending, proposed or threatened against or with respect to any Company or Subsidiary regarding Taxes.

(h)  Neither the Companies nor any of their Subsidiaries has agreed to or been required to make any adjustment pursuant to Section 481(a) of the Code or any corresponding provision of state, local or foreign law by reason of any change in accounting method initiated by it or on its behalf; no taxing authority has proposed any such adjustment or change in accounting method; and no Company or Subsidiary has an application pending with any taxing authority requesting permission for any change in accounting method. No Company or Subsidiary will be required (A) as a result of a change in method of accounting for a taxable period ending on or prior to the Closing Date, to include any adjustment under Section 481(c) of the Code in taxable income for any taxable period (or portion thereof) beginning after the Closing or (B) as a result of any “closing agreement,” as described in Section 7121 of the Code, to include any item of income or exclude any item of deduction from any taxable period (or portion thereof) beginning after the Closing.

(i)  No Company or Subsidiary has been a member of an affiliated group (as defined in Section 1504 of the Code), filed or been included in a combined, consolidated or unitary income Tax Return, and is not a partner, member, owner or beneficiary of any entity treated as a partnership or a trust for Tax purposes. No Company or Subsidiary has liability for Taxes of any person under Treasury Regulations Section 1.1502-6 or similar state or local laws, as a successor or transferee, by contract or otherwise.

(j)  No Company or Subsidiary is a party to or bound by any Tax allocation or Tax sharing agreement and has no contractual obligation to indemnify any other Person with respect to Taxes.

(k)  No Company or Subsidiary is nor has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(l)  True, correct and complete copies of all income and sales Tax Returns filed by or with respect to each Company and Subsidiary for taxable periods ending on or after December 31, 2004 have been furnished or made available to Purchaser.

(m)  No Company or Subsidiary has participated in any reportable transaction as contemplated in Treasury Regulations Section 1.6011-4.

(n)  No Company or Subsidiary has taken any action that is not in accordance with past practice that could defer a liability for Taxes of such Company or Subsidiary from any taxable period ending on or before the Closing Date to any taxable period ending after such date.

(o)  No Company or Subsidiary is required to include any item of income for any taxable period ending after the Closing as a result of an installment sale, open transaction or prepaid amount received on or prior to Closing Date.

(p)  No Company or Subsidiary has distributed any equity or had any equity distributed in transaction that could be governed in whole or part by Section 355 or 361 of the Code.

(q)  No Company or Subsidiary is subject to Tax, or has a permanent establishment, in any foreign jurisdiction.

(r)  No Company or Subsidiary has any pending ruling requests filed by it or on its behalf with any taxing authority or Governmental Body.

(s)  No Company or Subsidiary has ever been a personal holding company within the meaning of Section 542 of the Code.

Section 3.10.  Real Property.

(a)  No Company or Subsidiary owns in fee any real property or interest in real property. Section 3.10 of the Disclosure Schedule sets forth a complete list of all real property and interests in real property leased by any Company or Subsidiary (individually, a “Real Property Lease” and the real properties specified in such leases being referred to herein individually as a “Company Property” and collectively as the “Company Properties”) as lessee. The Company Properties constitutes all interests in real property currently used or currently held for use in connection with the Business or which are necessary for the continued operation of the Business as the Business is currently conducted and proposed to be conducted. A Company or Subsidiary has a valid and enforceable leasehold interest under each of the Real Property Leases, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). No Company or Subsidiary has received any written notice of any default or event that with notice or lapse of time, or both, would constitute a default under any of the Real Property Leases and each Company and Subsidiary and, to the Company's Knowledge, each other party thereto is in compliance with all obligations of such party thereunder. All of the Company Property, buildings, fixtures and improvements thereon owned or leased by the Companies and Subsidiaries are in good operating condition and repair (subject to normal wear and tear). The Companies have delivered or otherwise made available to Purchaser true, correct and complete copies of the Real Property Leases, together with all amendments, modifications or supplements, if any, thereto.

(b)  Each Company and Subsidiary has all certificates of occupancy and Permits of any Governmental Body necessary or useful for the current use and operation of each Company Property used by it, and such Company or Subsidiary has fully complied with all conditions of the Permits applicable to it. No default or violation, or event that with the lapse of time or giving of notice or both would become a default or violation, has occurred in the due observance of any Permit.

Section 3.11.  Tangible Personal Property; Title; Sufficiency of Assets.

(a)  Section 3.11 of the Disclosure Schedule lists all leases of personal property (“Personal Property Leases”) involving annual payments in excess of $5,000 relating to personal property used by any Company or Subsidiary or to which any Company or Subsidiary is a party or by which the properties of any Company or Subsidiary are bound. The Companies has delivered or otherwise made available to the Purchaser true, correct and complete copies of the Personal Property Leases, together with all amendments, modifications or supplements thereto.

(b)  Each Company and Subsidiary has a valid leasehold interest under each of the Personal Property Leases under which it is a lessee, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), and there is no default under any Personal Property Lease by such Company or Subsidiary, or, to the Knowledge of the Companies, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder, and such Companies or Subsidiary and to the Knowledge of the Companies, each other party thereto is in compliance in all material respects with all obligations of such Company or Subsidiary or such other party, as the case may be, thereunder.

(c)  Each Companies and Subsidiary has good and marketable title to all the Assets used in the Business as of the date hereof (which include, without limitation, all of the assets reflected in the Balance Sheet), free and clear of any and all Liens other than the Permitted Encumbrances. All tangible personal property included in such assets, and all of the items of tangible personal property used by any Company or Subsidiary under the Personal Property Leases, are in working order and in a state of good maintenance and repair (ordinary wear and tear excepted) and are in all material respects suitable for the purposes used. The assets of the Companies and the Subsidiaries include all assets, rights and interests reasonably required for the continued conduct of the Business by the Companies and the Subsidiaries as now being conducted and proposed to be conducted.

Section 3.12.  Intellectual Property.

(a)  Each Company or Subsidiary owns, free and clear from all Liens (other than Permitted Encumbrances) or otherwise possesses legally enforceable rights to use all of the Intellectual Property reasonably necessary to the conduct of business of such Company or Subsidiary as currently conducted or proposed to be conducted. The Intellectual Property owned by each Company or Subsidiary (“Owned Intellectual Property”) and the Intellectual Property licensed to the Companies or their Subsidiaries comprise all of the Intellectual Property that is used in or is reasonably necessary to conduct the business of the Companies and the Subsidiaries as currently conducted or proposed to be conducted.

(b)  Section 3.12(b)(i) of the Disclosure Schedule sets forth a true, complete and correct list of all Owned Intellectual Property for which a registration or application has been filed with a Governmental Body, including patents, trademarks, service marks and copyrights, issued by or registered with, or for which any application for issuance or registration thereof has been filed with, any Governmental Body. Section 3.12(b)(ii) of the Disclosure Schedule sets forth a complete and correct list of all trademarks, service marks and other trade designations that are Owned Intellectual Property and not otherwise identified in Section 3.12(b)(i) of the Disclosure Schedule. Section 3.12(b)(iii) of the Disclosure Schedule also sets forth a complete and correct list of all written or oral licenses and arrangements (other than ordinary course licenses of commercially available software), (A) pursuant to which the use by any Person of Intellectual Property is permitted by any Company or Subsidiary or (B) pursuant to which the use by any Company or Subsidiary of Intellectual Property is permitted by any Person (collectively, the “Intellectual Property Licenses”). The Intellectual Property Licenses are in full force and effect.

(c)  The continued operation of the Business as presently conducted or reasonably expected to be conducted does not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties.

(d)  There is no claim or demand of any Person pertaining to, or any proceeding which is pending or, to the Knowledge of the Companies, threatened, that challenges the rights of any Company or Subsidiary in respect of any Owned Intellectual Property, or claims that any default exists under any Intellectual Property License.

(e)  All of the copyrights in any of the products of any Company or Subsidiary (including but not limited to any works of authorship incorporated in or distributed with such products) are owned by or licensed to such Company or Subsidiary and, if licensed, are subject to Intellectual Property Licenses that are in full force and effect.

(f)  All Employees of any Company or Subsidiary and all other Persons involved in the development of Owned Intellectual Property, including computer programs and software (including source code, object code and databases), have entered into confidentiality and assignment of inventions agreements substantially in the form included in Section 3.12 of the Disclosure Schedule.

(g)  No Company or Subsidiary has created any Intellectual Property under contract with U.S. government customers.

Section 3.13.  Contracts. (a) Section 3.13 of the Disclosure Schedule sets forth all of the Contracts to which any Company or Subsidiary is a party or by which it is bound and categorizes such Contracts by the types described below: (i) Contracts relating to the employment of any Person, or any bonus, deferred compensation, pension, profit sharing, stock option, employee stock purchase, retirement, retention, severance, change of control or other employee benefit plan or arrangement; (ii) Contracts other than those described in clause (i) with any current or former officer, director or employee of any Company or Subsidiary, or any Affiliate of any Company or Subsidiary or any such Person; (iii) Contracts with any employee or labor union or association representing any employee; (iv) Contracts relating to capital expenditures other than Contracts not exceeding $2,500 individually or $5,000 in the aggregate; (v) Contracts entered into within the last five years relating to the acquisition or disposition of any equity interests in or, except in the ordinary course of business, assets of any Person; (vi) joint venture or partnership agreements; (vii) Contracts limiting the ability of any Company or Subsidiary to engage in any line of business or to compete with any Person or to conduct business in any geographical area or to solicit any Person for employment; (viii) Contracts relating to the confidentiality or limitation on use of any information; (ix) Contracts relating to any indebtedness of any Company or Subsidiary (other than accounts payable to trade creditors in the ordinary and usual course of business consistent with past custom and practice), including credit facilities, promissory notes, security agreements, and other credit support arrangements; (x) Contracts relating to any loan (other than accounts receivable from trade debtors in the ordinary and usual course of business consistent with past custom and practice) or advance to (other than ordinary course travel allowances to the employees of any Company or Subsidiary), or investments in, any Person; (xi) Contracts relating to any guarantee or other contingent Liability in respect of any indebtedness or obligation of any Person (other than the endorsement of negotiable instruments for collection in the ordinary and usual course of business consistent with past custom and practice); (xii) all customer Contracts; (xiii) any license agreement relating in whole or in part to Intellectual Property (other than standard “off-the-shelf” or “shrink-wrap” license agreements); (xiv) any Contract which involves aggregate payments of $2,500 or more or which is not cancelable without penalty within 120 days, (xv) any Contracts not described above outside the ordinary and usual course of business consistent with past custom and practice; and (xvi) all other Contracts. There are no outstanding powers of attorney executed on behalf of any Company or Subsidiary.

(b) Correct and complete copies of the items required to be set forth in Section 3.13 of the Disclosure Schedule have previously been furnished to Parent. All of the Companies’ and any of their Subsidiaries’ Contracts (including all Real Property Leases) shall, following the Closing, remain enforceable by the applicable Companies and Subsidiaries and binding on the other parties thereto, without the Consent of any third party. No Company or Subsidiary is in default, nor has any event occurred which, with the giving of notice or the passage of time or both, would constitute a default, under any Contract or any other obligation owed by any Company or Subsidiary, and no event has occurred which, with the giving of notice or the passage of time or both, would constitute a default by any other party to any such Contract. Each of the Contracts disclosed in Section 3.13 of the Disclosure Schedule is in full force and effect, is valid and enforceable in accordance with its terms and is not subject to any claims, charges, setoffs or defenses.

Section 3.14.  Employee Benefits.

(a)  Section 3.14 of the Disclosure Schedule sets forth a complete and correct list of (i) all “employee benefit plans,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any other pension plans or employee benefit agreements, arrangements, programs or payroll practices (including without limitation severance pay, other termination benefits or compensation, vacation pay, company awards, salary continuation for disability, sick leave, retirement, deferred compensation, bonus or other incentive compensation, stock purchase arrangements or policies, hospitalization, medical insurance, life insurance and scholarship programs) that is currently in effect or was maintained, sponsored or contributed to by any Company or Subsidiary within the last six years, or to which any Company or Subsidiary contributes or is obligated to contribute thereunder with respect to employees of any Company or Subsidiary, or that has been approved before the date hereof but is not yet effective (“Employee Benefit Plans”) and (ii) all “employee pension plans,” as defined in Section 3(2) of ERISA, maintained by any Company or Subsidiary or any trade or business (whether or not incorporated) which are under control, or which are treated as a single employer, of any Company or Subsidiary under Section 414(b), (c), (m) or (o) of the (“ERISA Affiliate”) or to which any Company or Subsidiary or any ERISA Affiliate contributed or is obligated to contribute thereunder (“Pension Plans”) within the last six years. Section 3.14 of the Disclosure Schedule identifies, in separate categories, Employee Benefit Plans or Pension Plans that are (i) subject to Section 4063 and 4064 of ERISA (“Multiple Employer Plans”), (ii) multiemployer plans (as defined in Section 4001(a)(3) of ERISA) (“Multiemployer Plans”) or (iii) “benefit plans”, within the meaning of Section 5000(b)(1) of the Code providing continuing benefits after the termination of employment (other than as required by Section 4980B of the Code or Part 6 of Title I of ERISA and at the former employee’s or his beneficiary’s sole expense).

(b)  Neither any Company or Subsidiary nor any ERISA Affiliate maintains, sponsors, or contributes, or has, within the past six years, maintained, sponsored or had any obligation to contribute to, for the benefit of current or former employees a defined benefit plan subject to Title IV of ERISA, (ii) any Multiemployer Plan or (iii) any Multiple Employer Plan.

(c)  Each of the Employee Benefit Plans and Pension Plans intended to qualify under Section 401 of the Code (“Qualified Plans”) so qualifies and has received a determination letter from the IRS to such effect and the trusts maintained thereto are exempt from federal income taxation under Section 501 of the Code and nothing has occurred or is expected to occur with respect to the operation of any such plan which caused or would cause the loss of such qualification or exemption or the imposition of any liability, penalty or tax under ERISA or the Code.

(d)  All contributions and premiums required by Law or by the terms of any Employee Benefit Plan or Pension Plan or any agreement relating thereto have been timely made (without regard to any waivers granted with respect thereto) to any funds or trusts established thereunder or in connection therewith, and no accumulated funding deficiencies exist in any of such plans.

(e)  There has been no violation of or failure to comply with ERISA or the Code with respect to the filing of applicable returns, reports, documents and notices regarding any of the Employee Benefit Plans or Pension Plans with the DOL, the IRS, the PBGC or any other Governmental Body or the furnishing of such notices or documents to the participants or beneficiaries of the Employee Benefit Plans or Pension Plans.

(f)  True, correct and complete copies of the following documents, with respect to each of the Employee Benefit Plans and Pension Plans, have been delivered to Purchaser: (A) any plans and related trust documents (all amendments thereto), investment management agreements, administrative service contracts, group annuity contracts, insurance contracts, collective bargaining agreements and employee handbooks, (B) the most recent Forms 5500 for the past three years and schedules thereto, (C) the most recent financial statements and actuarial valuations for the past three years, (D) the most recent IRS determination letter, (E) the most recent summary plan descriptions (including letters or other documents updating such descriptions) and (F) written descriptions of all non-written agreements relating to the Employee Benefit Plans and Pension Plans.

(g)  There are no pending Legal Proceedings which have been asserted or instituted or, to the Knowledge of the Companies, threatened against any of the Employee Benefit Plans or Pension Plans, the assets of any such plans or of any related trust or any Company or Subsidiary, the plan administrator or any fiduciary of the Employee Benefit Plans or Pension Plans with respect to the operation of such plans (other than routine, uncontested benefit claims), and there are no facts or circumstances which could form the basis for any such Legal Proceeding. No Employee Benefit Plan or Pension Plan is under audit or investigation by the IRS, DOL, or any other Government Body and no such completed audit, if any, has resulted in the imposition of Tax, interest, or penalty.

(h)  Each of the Employee Benefit Plans and Pension Plans complies with and has been maintained in accordance with its terms and all provisions of applicable Law, including ERISA and the Code, and all reporting and disclosure requirements have been satisfied on a timely basis.

(i)  The Companies, each Subsidiary and any ERISA Affiliate which maintains a “group health plan” within the meaning of Section 5000(b)(1) of the Code and each plan sponsor or administrator has complied with the COBRA reporting, disclosure, notice, election, and other benefit continuation and coverage requirements of Section 4980B of the Code or Part 6 of Title I of ERISA and the applicable regulations thereunder and any comparable state laws, and has not incurred any direct or indirect liability, and is not subject to any loss, assessment or excise tax, penalty, loss of federal income tax deduction or other sanction arising on account of or in respect of any direct or indirect failure at any time to comply with any such federal or state benefit continuation coverage requirements.

(j)  Neither any Company or Subsidiary nor a “party in interest” or “disqualified person” with respect to the Employee Benefit Plans or Pension Plans has engaged in a “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA which has subjected or could subject any Company or Subsidiary, any ERISA Affiliates, Purchaser, Parent or any trustee, administrator or other fiduciary to a tax penalty on prohibited transaction or any other liabilities with respect thereto.

(k)  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any employee; (ii) increase any benefits otherwise payable under any Employee Benefit Plan or Pension Plan; or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

(l)  No security issued by any Company or Subsidiary forms or has formed any part of the assets of any Employee Benefit Plan or Pension Plan.

(m)  The consummation of the transactions contemplated by this Agreement will not give rise to any liability for termination of any agreements related to any Employee Benefit Plan or Pension Plan.

(n)  No amounts payable under any Employee Benefit Plan and Pension Plan or any other agreement will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code.

(o)  Each Employee Benefit Plan or Pension Plan that purports to provide benefits which qualify for tax-favored treatment under Sections 79, 105, 106, 117, 120, 125, 127, 129, and 132 of the Code satisfies the requirements of said Section(s).

(p)  Each Employee Benefit Plan or any other agreement that purports to defer income complies with Section 409A of the Code.

(q)  Each Employee Benefit Plan, or Pension Plan, its related trust and insurance agreement may be unilaterally amended or terminated on no more than 90 days notice.

Section 3.15.  Labor.

(a)  No Company or Subsidiary is a party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to employees of any Company or Subsidiary.

(b)  No employees of any Company or Subsidiary are represented by any labor organization. No labor organization or group of employees of any Company or Subsidiary has made a pending demand for recognition, and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Companies, threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal. There is no organizing activity involving any Company or Subsidiary pending or, to the Knowledge of the Companies, threatened by any labor organization or group of employees of any Company or Subsidiary.

(c)  There are no (i) strikes, work stoppages, slowdowns, lockouts or arbitrations or (ii) grievances or other labor disputes pending or, to the Knowledge of the Companies, threatened against or involving any Company or Subsidiary. There are no unfair labor practice charges, grievances or complaints pending or, to the Knowledge of the Companies, threatened by or on behalf of any employee or group of employees of any Company or Subsidiary.

(d)  There are no complaints, charges or claims against any Company or Subsidiary pending or, to the Knowledge of the Companies, threatened which could be brought or filed, with any public or Governmental Body based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by any Company or Subsidiary, of any individual.

(e)  Each Company and Subsidiary is in compliance with all Laws and Orders relating to the employment of labor, including all such Laws and orders relating to wages, hours, the Worker Adjustment and Retraining Notification Act and any similar state, local or foreign “plant closing” Law (“WARN”), collective bargaining, discrimination, civil rights, safety and health, worker’s compensation, payment of overtime wages and the collection and payment of withholding and/or social security taxes and any similar tax.

(f)  To the Knowledge of the Companies, no executive, key employee, or group of employees currently has any plans to terminate employment with any Company or Subsidiary independently of or as a result of this Agreement.

Section 3.16.  Litigation. Except as set forth in Section 3.16 of the Disclosure Schedule, there is no suit, action, proceeding, investigation, complaint or claim pending or, to the Knowledge of the Companies, threatened against any Company or Subsidiary (or to the Knowledge of the Companies, pending or threatened against any of the officers, directors or key employees of any Company or Subsidiary in relation to any Company or Subsidiary or its business) before any court or other Governmental Body or any arbitral tribunal, nor to the Knowledge of the Companies, is there any reasonable basis for any such suit, action, proceeding, investigation, complaint or claim. No Company or Subsidiary has received any written opinion or memorandum or legal advice from legal counsel retained by any Company or Subsidiary to the effect that it is exposed, from a legal standpoint, to any Liability. No Company or Subsidiary is engaged in any legal action to recover monies due it or for damages sustained by it. Section 3.16 of the Disclosure Schedule sets forth a list of all closed litigation matters to which any Company or Subsidiary was a party during the five (5) years preceding the date hereof, the date such litigation was commenced or concluded, and the nature of the resolution thereof (including amounts paid in settlement or judgment). No Company or Subsidiary is subject to any Order of any Governmental Body.

Section 3.17.  Compliance with Laws; Permits. Each Company and Subsidiary is, and has at all times been, in compliance with all Laws applicable to it or the operation, use, occupancy or ownership of its assets or properties or the conduct of its business, and no Company or Subsidiary has received notice (written or oral) from any Governmental Body of, and has no Knowledge of, any failure to so comply. Each Company and Subsidiary holds all Permits necessary under Law for the conduct of such Company's or Subsidiary's business as currently conducted or proposed to be conducted, and the operations of the Companies and the Subsidiaries are not being conducted in violation of any Permit held by any of them. There is no investigation by a Governmental Body pending against or, to the Knowledge of the Companies, threatened against any Company or Subsidiary.

Section 3.18.  Environmental Matters.

(a) The operations of the Companies and the Subsidiaries are in compliance with all applicable Environmental Laws and all Permits issued pursuant to Environmental Laws or otherwise (“Environmental Permits”);

(b) The Companies and the Subsidiaries have obtained and currently maintain all Environmental Permits required under all applicable Environmental Laws necessary to operate the Business;

(c) No Company or Subsidiary is the subject of any outstanding written Order or Contract with any Governmental Entity or other Person respecting (i) Environmental Laws, (ii) Remedial Action or (iii) any Release or threatened Release of a Hazardous Material;

(d) Neither any Company nor any Subsidiary has received any written communication alleging either that it may be in violation of any Environmental Law or Environmental Permit or that it may have any liability under any Environmental Law;

(e) Neither any Company nor any Subsidiary has incurred, assumed or undertaken any current contingent liability in connection with any Release of any Hazardous Materials into the indoor or outdoor environment (whether on-site or off-site) and there are no facts, circumstances or conditions relating to, arising out of or attributable to it that could give rise to liability under Environmental Laws;

(f) There is not located at any of the properties of any Company or Subsidiary any (i) underground storage tanks, (ii) asbestos-containing material or (iii) equipment containing polychlorinated biphenyls; and

(g) The Companies have provided to Parent all environmentally related audits, studies, reports, analyses, and results of investigations that have been performed with respect to the currently or previously owned, leased or operated properties of the Companies and the Subsidiaries.

Section 3.19.  Insurance. Section 3.19 of the Disclosure Schedule includes a correct and complete list and description, including policy number, coverage and deductible, of all insurance policies owned by any Company or Subsidiary, correct and complete copies of which policies have previously been delivered to Purchaser. Such policies are in full force and effect, all premiums due thereon have been paid and no Company or Subsidiary is in default thereunder. No Company or Subsidiary has received any notice of cancellation or intent to cancel or increase or intent to increase premiums with respect to such insurance policies nor is there any basis for any such action. All such insurance policies contain coverage that is reasonably adequate and prudent in light of the risks inherent in the Business. Section 3.19 of the Disclosure Schedule also contains a list of all pending claims and any claims in the past two (2) years with any insurance company by any Company or Subsidiary and any instances within the previous two (2) years of a denial of coverage of any Company or Subsidiary by any insurance company.

Section 3.20.  Receivables; Payables.

(a) The accounts receivable of the Companies and the Subsidiaries reflected in the Financial Statements and/or Final Closing Working Capital Statement have arisen in bona fide arm’s-length transactions in the ordinary and usual course of business consistent with past custom and practice, and, subject to the allowance for doubtful accounts set forth in the Financial Statements or, if applicable, Final Closing Working Capital Statement, all such receivables are valid and binding obligations of the account debtors without any counterclaims, setoffs or other defenses thereto and are collectible in the ordinary and usual course of business consistent with past custom and practice. All such reserves, allowances and discounts were and are adequate and consistent in extent with the reserves, allowances and discounts previously maintained by the Companies and the Subsidiaries in the ordinary and usual course of business consistent with past custom and practice and determined in accordance with GAAP. All work-in-process or accrued billing reflected in the Financial Statements and/or Final Closing Working Capital Statement has been performed pursuant to a written customer order or contract therefor and shall become accounts receivable in due course, which shall be collectible for the full amount in the ordinary and usual course of business consistent with past custom and practice within sixty (60) days after billing at the full recorded amount thereof.

(b) All accounts payable of the Companies and the Subsidiaries reflected on the Financial Statements and/or Final Closing Working Capital Statement are the result of bona fide transactions in the ordinary course of business and have been paid or are not yet due and payable, except for accounts payable that are being disputed in good faith in an appropriate manner.

Section 3.21.  Related Party Transactions. Except as described in Section 3.21 of the Disclosure Schedule, no Company or Subsidiary has loaned or borrowed any amounts from and or has outstanding any indebtedness or other similar obligations to or owing from any Affiliate of any Company or Subsidiary. Neither any Company or Subsidiary nor any Affiliate of any Company or Subsidiary nor any officer or employee of any of them (i) owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is (A) a competitor, supplier, customer, landlord, tenant, creditor or debtor of any Company or Subsidiary, (B) engaged in a business related to the business of any Company or Subsidiary, or (C) a participant in any transaction to which any Company or Subsidiary is a party or (ii) is a party to any Contract with any Company or Subsidiary. No Company or Subsidiary has any Contract or understanding with any officer, director, employee or shareholder of any Company or Subsidiary, or any Affiliate of any such Person that relates, directly or indirectly, to the subject matter of any Transaction Document or the consideration payable thereunder or that contains any terms, provisions or conditions relating to the Companies’ entry into or performance of any Transaction Document (including any terms, provisions or conditions the consequences of which are dependent upon any of the matters addressed by Section 1.5).

Section 3.22.  Customers; Projects. Section 3.22 of the Disclosure Schedule is a complete and correct list of all clients and customers of the Companies and the Subsidiaries as of January 31, 2007. Except as set forth on Section 3.22 of the Disclosure Schedule, no client or customer has cancelled or otherwise terminated reduced, or threatened to cancel or terminate or reduce, its relationship with any Company or Subsidiary. Section 3.22 of the Disclosure Schedule includes a complete and accurate list of all projects or engagements (collectively, “Projects”) for which any Company or Subsidiary is currently engaged or proposed to be engaged. All current Projects (i) are bona fide business relationships or projects that a Company or Subsidiary is currently working on, and (ii) are proceeding according to plan and budget and are expected to be completed in a timely manner, for the full benefit thereof and without loss to any Company or Subsidiary or Parent.

Section 3.23.  No Misrepresentation. No representation or warranty of any Company and/or any Member contained in this Agreement or any other Transaction Document or in any Schedule hereto or thereto or in any certificate or other instrument furnished to Purchaser pursuant to the terms hereof or thereof contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

Section 3.24.  Financial Advisors. Except for obligations to AdMedia under the AdMedia Engagement Letter, no Company or Subsidiary has any Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement. The Members shall be solely responsible for any obligations described in this Section 3.24 and will jointly and severally indemnify and hold the Purchaser Indemnitees harmless from and against any Losses resulting from or arising out of or any such obligations or matters.

Section 3.25 Private Placement. Each Member is an “accredited investor” within the meaning of Rule 501 under the Securities Act. Each Member has sufficient knowledge and experience in investing in companies similar to Parent in terms of Parent's market capitalization and other relevant factors so as to be able to evaluate the risks and merits of its investment in Parent and it is able financially to bear the risks thereof. Each Member has had an opportunity to discuss the terms of the offering and sale of the Parent Shares and Parent's business, management and financial affairs with Parent's management and to obtain any additional information regarding the foregoing which Parent possesses or can acquire without unreasonable effort or expense. The Parent Shares are being acquired for the Members' own accounts and not with a view to, or the intention of, any distribution in violation of the Securities Act or any applicable state securities laws. Each Member understands that (i) the Parent Shares have not been registered under the Securities Act by reason of the issuance of the Parent Shares in a transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof or Rule 505 or 506 promulgated under the Securities Act, (ii) the Parent Shares must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration, (iii) the Parent Shares will bear a legend to such effect and (iv) Parent will issue stop transfer instructions to its transfer agent to such effect.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to the Members that the following statements are correct and complete as of the date hereof.

Section 4.1.  Organization. (a) Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser is duly qualified or authorized to do business as a foreign company and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified or authorized would not have a material adverse effect on the business or assets of Purchaser.

(b) Purchaser is a wholly-owned Subsidiary of Parent. Purchaser has conducted no material operations.

Section 4.2.  Authorization of Transaction. The execution, delivery and performance of the Transaction Documents to which Purchaser is a party have been duly authorized by all necessary action by or on behalf of Purchaser. Purchaser has full power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party, and to perform its obligations hereunder and thereunder. This Agreement and each Transaction Document to which Purchaser is or will be a party has been or will be duly and validly executed and delivered and constitutes the valid and legally binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Purchaser is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Body in order to consummate the transactions contemplated by this Agreement and each such Transaction Document.

Section 4.3.  Noncontravention. Neither the execution and the delivery by Purchaser of this Agreement and the other Transaction Documents to which it is a party, nor the consummation of the transactions contemplated hereby and thereby on the part of Purchaser, will (i) violate any Law or any Order by which Purchaser is bound or any provision of its organizational documents or (ii) result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any Contract to which Purchaser is a party or by which Purchaser is bound or to which any of its assets is subject. No Order, Permit or waiver, or declaration or filing with any Governmental Body is required on the part of Purchaser in connection with the execution, delivery and performance of this Agreement or the other Transaction Documents to which it is a party, or the compliance by Purchaser with any of the provisions hereof or thereof.

Section 4.4.  Brokers’ Fees. Purchaser has no Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement. Purchaser shall be solely responsible for any obligations described in this Section 4.4 and will jointly and severally indemnify and hold the Shareholders harmless from and against any Losses resulting from or arising out of or any such obligations or matters.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to the Members that the following statements are correct and complete as of the date hereof and as of the Closing Date.

Section 5.1.  Organization. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent is duly qualified or authorized to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified or authorized would not have a material adverse effect on the business or assets of Parent.

Section 5.2.  Authorization of Transaction. The execution, delivery and performance of the Transaction Documents to which Parent is a party have been duly authorized by all necessary action by Parent. Parent has full power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party, and to perform its obligations hereunder and thereunder. This Agreement and each Transaction Document to which Parent is a party has been or will be duly and validly executed and delivered and constitutes the valid and legally binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Parent is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Body in order to consummate the transactions contemplated by this Agreement and each other Transaction Document.

Section 5.3.  Noncontravention. Neither the execution and the delivery by Parent of this Agreement and each other Transaction Document to which it is or will be a party, nor the consummation of the transactions contemplated hereby and thereby on the part of Parent, will (i) violate any Law or any Order by which Parent is bound or any provision of its organizational documents or (ii) result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any Contract to which Parent is a party or by which Parent is bound or to which any of its assets is subject. No Order, Permit or waiver, or declaration or filing with any Governmental Body is required on the part of Parent in connection with the execution, delivery and performance of this Agreement or the other Transaction Documents to which it is a party, or the compliance by Parent with any of the provisions hereof or thereof.

Section 5.4.  Status of the Shares. The Parent Shares have been duly authorized and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable shares of Parent Common Stock and will be free and clear of all Liens created by or through Parent. The issuance and delivery of the Parent Shares is not subject to any preemptive right of shareholders of Parent that has not been waived or to any right of first refusal or other right in favor of any person that has not been waived.

Section 5.5.  SEC Documents. Since December 31, 2005, Parent has filed all required reports, schedules, forms, statements and other documents with the SEC (such documents being referred to herein collectively as the “Parent SEC Documents”). As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act, or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to the Parent SEC Documents, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Parent included in the Parent SEC Documents, as of their respective dates, complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10 Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the financial position of Parent and its consolidated subsidiaries as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year end audit adjustments and other adjustments described therein).

Section 5.6.  Brokers’ Fees. Parent has no Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement. Parent shall be solely responsible for any obligations described in this Section 5.6 and will jointly and severally indemnify and hold the Members harmless from and against any Losses resulting from or arising out of or any such obligations or matters.

ARTICLE VI

CONDITIONS TO CLOSING

Section 6.1.  Conditions Precedent to Obligations of Purchaser at the Closing. The obligation of Parent and Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Parent and Purchaser in whole or in part to the extent permitted by applicable Law):

(a)  all representations and warranties of any Company and/or any Member contained herein shall be true and correct on and as of the Closing Date, except to the extent expressly made as of an earlier date;

(b)  each Company and Member shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by such Companies or Member on or prior to the Closing Date;

(c)  there shall not have been or occurred any Company Material Adverse Change since December 31, 2006;

(d)  no Legal Proceedings shall have been instituted or threatened or claim or demand made against any Company, any Member, Parent or Purchaser seeking to restrain or prohibit or to obtain substantial damages with respect to the consummation of the transactions contemplated hereby;

(e)  there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(f)  any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), applicable to the transactions contemplated by this Agreement shall have expired or been terminated;

(g)  the Employment Agreements shall be in full force and effect and none of the employees party thereto shall have become employed by any Person other than the Companies or indicated that he does not intend to continue employment with the Companies following the Closing;

(h)  Each Member shall have delivered to Purchaser the following:

(i) assignments representing all issued and outstanding Membership Interests, owned by such Member, executed to transfer all Membership Interests to Purchaser;

(ii) a copy of IRS Form W-9 duly and properly executed by such Member;

(iii) an affidavit described in Section 1445(b)(2) of the Code from such Member in form and substance reasonably satisfactory to Purchaser;

(iv) stock transfer forms, board resolutions and forms 288 (a), each as reasonably requested by Purchaser or its counsel to effectuate the transfer of the equity interests of BioSector 2, Limited to Purchaser;

(v) share transfer deeds, minutes of Partners' decisions by unanimous written consent, amended articles of association, power of attorney for legal formalities and delegation of powers, each as reasonably request by Purchaser to effectuate the transfer of the equity interests of Chandler Chicco Agency SARL; and

(vi) such other documents, instruments or certificates as shall be reasonably requested by Purchaser or its counsel.

(i) The Representative shall have delivered to Purchaser the following:

(i) a certificate executed by the Representative dated the Closing Date to the effect that each of the conditions specified in Section 6.1(a) through (c) is satisfied in all respects;

(ii) a legal opinion of counsel for the Companies in form satisfactory to Purchaser covering the matters set forth on Exhibit B hereto, subject to the good faith negotiation of the parties;

(iii) (A) articles of organization (or similar organizational document), as amended through the Closing Date, of each Company and each Subsidiary, certified as of a recent date by an appropriate official of the jurisdiction of incorporation or formation, (B) good standing certificates for each Company and each Subsidiary certified as of a recent date by the Secretary of State of each State in which it is authorized to conduct business, or, in the case of Subsidiaries formed outside the United States, certified by a similar government official or body, and (C) copies of the by-laws (or similar organizational document) of each Company and each Subsidiary, as in effect on the Closing Date, certified by the Secretary of such Company or Subsidiary;

(iv) a non competition agreement in the form attached hereto as Exhibit D from each Participant (as defined in the Phantom Equity Plan) with the duration specified for such Participant previously disclosed to Purchaser;

(v) confirmation from AdMedia that, except for the payment to be made pursuant to the last sentence of Section 1.2(a), no Company or Subsidiary will have any post-Closing liability to AdMedia under the AdMedia Engagement Letter;

(vi)      letters in form and substance reasonably satisfactory to Purchaser from all holders of Indebtedness (including, without limitation, Indebtedness arising under that certain line of credit and those certain term loans from Valley National Bank and all related UCC filings) of any Company or Subsidiary that would be reflected on the balance sheet of any Company or Subsidiary as of the Closing Date or that is secured by any of the  assets of any Company or Subsidiary, except for Indebtedness constituting equipment or leasehold financing that may permissibly remain outstanding in accordance with the terms of Parent's credit facilities, confirming the full payment and satisfaction of such Indebtedness (by way of application of a portion of the Purchase Price for such purpose or otherwise); and evidence that all Liens have been released and appropriate UCC and USPTO termination statements filed with respect thereto;

(vii) confirmation that any and all indebtedness owing from directors, officers, employees or members of each of the Companies and the Subsidiaries has been cancelled or has been fully repaid as of the time of the Closing (by way of application of a portion of the Purchase Price for such purpose or otherwise);

(viii) evidence that

(A) all equity interests of any Company in Puissance Enterprises, LLC (“Puissance”) have been transferred to third parties;

(B)  all guaranties or obligations of any Company related to Puissance have been cancelled without any adverse accounting or other impact on any Company;

(C)  all obligations of Puissance to any Company have been cancelled without any adverse accounting or other impact on any Company (other than the reduction in total assets arising from such cancellation); and

(D) the employment or consulting relationship of each employee of or consultant to any Company who are relatives of either Member (“Related Personnel”) have been terminated without any adverse accounting or other impact on the Company.

(ix) an assignment of all interest in the tradename “BrandTectonics” from BrandTectonics, L.L.C. to CCA NY and of all interest in the tradename “Determinus” from Determinus, L.L.C. to CCA NY; and

(x) such other documents, instruments or certificates as shall be reasonably requested by Purchaser or its counsel.

(j) all the directors and officers of the Companies and the Subsidiaries other than those listed on Schedule III shall have resigned effective as of the Closing and individuals designated by Purchaser shall have been elected or appointed as directors and officers of the Companies and the Subsidiaries, effective as of the Closing.

Section 6.2.  Conditions Precedent to Obligations of the Members at the Closing. The obligations of the Members to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by the Representative in whole or in part to the extent permitted by applicable Law):

(a)  all representations and warranties of Purchaser and Parent contained herein shall be true and correct on and as of the Closing Date;

(b)  Purchaser and Parent shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Purchaser or Parent, as applicable, on or prior to the Closing Date;

(c)  the Purchaser shall have delivered to the Representative a certificate executed by an officer of Purchaser dated the Closing Date, to the effect that each of the conditions specified in Section 6.2(a) and (b) is satisfied in all respects.

(d)  no Legal Proceedings shall have been instituted or threatened or claim or demand made against the Companies, any Member, Parent or Purchaser seeking to restrain or prohibit or to obtain substantial damages with respect to the consummation of the transactions contemplated hereby;

(e)  the Parent Guaranty shall be in full force and effect;

(f)  there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(g)  any waiting period under the HSR Act applicable to the transactions contemplated by this Agreement shall have expired or been terminated;

(h)  Purchaser shall have delivered to the Representative an opinion of counsel for Purchaser and Parent in the form of Exhibit C, subject to the good faith negotiation of the parties; and

(i)  there shall not have been or occurred any material adverse change in the assets, financial condition or results of operation of Parent or Purchaser since December 31, 2006.

ARTICLE VII

COVENANTS

Section 7.1.  General. If any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request.

Section 7.2.  No Solicitation. During the Closing Period, each Company, each Subsidiary and the Members shall, and shall cause their respective employees, directors, agents and Affiliates to, immediately suspend any existing negotiations or discussions relating to any sale, joint venture or other transfer of actual or beneficial ownership of any securities, operations or any assets of any Company or Subsidiary (other than goods and services of sold in the ordinary course of business) (collectively, an “Acquisition Transaction”), and neither any Company nor any Member shall, and each Company and each Member shall cause its employees, directors, agents and Affiliates not to, (i) solicit any proposals or offers relating to an Acquisition Transaction or (ii) negotiate or engage in discussions with any third party concerning any proposal or offer for an Acquisition Transaction.

Section 7.3.  Conduct of the Business. Except as otherwise expressly permitted by this Agreement or as otherwise consented to by Parent and Purchasers in writing, the Companies and the Members shall refrain from (and cause their Affiliates to refrain from) taking or omitting any action which, if taken or omitted prior to the date hereof, would cause the representations in Section 3.8 to be untrue.

Section 7.4.  Information. Each Company, each Subsidiary and each Member shall (and shall cause its accountants, counsel, consultants, employees and agents to) give Parent and Purchaser and their respective accountants, counsel, consultants, employees and agents, reasonable access during normal business hours to, and furnish them with all documents, records, work papers and information with respect to, all properties, assets, books, contracts, commitments, reports and records of, the Companies and the Subsidiaries, as Parent and Purchaser shall from time to time reasonably request. In addition, each Company, each Subsidiary and each Member shall permit Parent and Purchaser, and their accountants, counsel, consultants, employees and agents, reasonable access to such personnel of the Companies and the Subsidiaries during normal business hours as may be reasonably necessary in connection with their review of the properties, assets and business affairs of the Companies and the Subsidiaries and the above-mentioned documents, records and information. Parent and Purchaser shall have the right, upon giving reasonable advance notice, to enter upon and inspect the properties of the Companies and the Subsidiaries.

Section 7.5.  Maintenance of Properties; Damage and Destruction. (a) During the Closing Period, each Company and each Subsidiary shall (i) maintain their assets in the condition and state of repair normally maintained by it in the conduct of its business, keep in service its officers and employees and preserve the goodwill of the Business; (ii) maintain its books, accounts and records in the ordinary course of business; (iii) comply in all material respects with all Contractual obligations; and (iv) comply in all material respects with all applicable Laws.

(b) If a material portion of the assets and properties of the Companies and the Subsidiaries shall be substantially damaged or destroyed by fire or other cause on or prior to the Closing Date, the Representative shall promptly notify Purchaser and furnish to Purchaser a statement of the amount of insurance, if any, payable on account thereof. In the event of damage or destruction of a portion of the assets and properties of the Companies and the Subsidiaries having a Company Material Adverse Effect or that may reasonably be expected to have a Company Material Adverse Effect, Purchaser may elect to terminate this Agreement.

Section 7.6.  HSR Filing. The Companies and Parent have each filed a premerger notification and report form under the HSR Act with respect to the transactions contemplated by this Agreement. Each party shall bear its own counsel fees and all other expenses relating to their respective premerger notification and report forms under the HSR Act, but Parent shall pay all related filing fees. Each of the parties agrees to use commercially reasonable efforts to promptly respond to any request for additional information pursuant to Section (e)(1) of the HSR Act. Nothing contained in this Agreement shall be construed so as to require Parent, the Companies or any of their respective subsidiaries or Affiliates, to sell, license, dispose of, or hold separate, or to operate in any specified manner, any of their respective assets or businesses (or to agree to any of the foregoing). The obligations of each party under Section 7.6 to use commercially reasonable efforts with respect to antitrust matters shall be limited to compliance with the reporting provisions of the HSR Act and with its obligations under this Section 7.6.

Section 7.7.  Litigation Support. Following the Closing, in the event and for so long as any party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstances, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving any Company or Subsidiary, each of the other parties will cooperate reasonably with such party and such party’s counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor hereunder).

Section 7.8.  Confidentiality. From and after the date hereof (unless this Agreement is terminated in accordance with its terms), each Member will, and will cause such Member's Affiliates to, hold in strict confidence, and will not, and will cause such Member's Affiliates not to, disclose to any third party or use for any purpose, any and all information with respect to the Companies and the Subsidiaries, their business, the Transaction Documents or the transactions contemplated thereby (collectively, “Confidential Information”). Notwithstanding the foregoing, each Member may, and may permit such Member's Affiliates to, disclose Confidential Information (i) if compelled to disclose the same by judicial or administrative process or by other requirements of Law (but subject to the following provisions of this Section), (ii) if the same hereafter is in the public domain through no fault of such Member or (iii) if the same is later acquired by such Member from another source that is not under an obligation to another Person to keep such information confidential. If such Member or any of such Member's Affiliates is requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any Confidential Information, such Member shall provide Purchaser with prompt written notice of any such request or requirement so that Member may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section. If, in the absence of a protective order or other remedy or the receipt of a waiver by Purchaser, such Member or such Affiliate, as the case may be, nonetheless, based on the written advice of outside counsel, is required to disclose Confidential Information to any tribunal or in accordance with applicable Law, such Member or such Affiliate, without liability hereunder, may disclose that portion of such information which such counsel advises such Member or such Affiliate it is legally required to disclose. Each Member acknowledges and agrees that money damages would not be an adequate remedy for any breach of his agreements contained in this Section 7.8 and that in addition to any other remedies available to Purchaser, Purchaser shall be entitled to the remedies of injunction, specific performance and other equitable relief for any threatened or actual breach of this Section 7.8.

Section 7.9.  Non-Competition. As a material inducement to Parent and Purchaser to enter into this Agreement, each of Chandler and Chicco (each, an “Obligated Party”) agrees as follows:

(a)  During the Non-Competition Period, the Obligated Party will not, and the Obligated Party will cause his or her Affiliates not to, engage or participate, directly or indirectly, as principal, agent, executive, director, proprietor, joint venturer, trustee, employee, employer, consultant, stockholder, partner or in any other capacity whatsoever, in the conduct or management of, or own any stock or any other equity investment in or debt of, or provide any services of any nature whatsoever to or in respect of (1) any business that is competitive with the Business or (2) any Person that is a customer or client of the Company at any time during the Non-Competition Period or during the 12 months prior to the date of this Agreement, provided that nothing herein shall prevent an Obligated Party from making passive investments in up to 2% of the common stock of any publicly traded company.

(b)  During the Non-Competition Period, no Obligated Party will, and each Obligated Party will cause his or her Affiliates not to, for such Affiliate’s own benefit or for the benefit of any Person other than a Company or Subsidiary, (i) solicit, or assist any person or entity to solicit, any officer, director, executive or employee of t a Company or Subsidiary to leave his or her employment, (ii) hire or cause to be hired any person who is then, or who will have been at any point in time during the Non-Competition Period, an officer, a director, an executive or an employee of a Company or Subsidiary, or (iii) engage any Person who is then, or who will have been at any point in time during the Non-Competition Period, an officer, director, executive or employee of a Company or Subsidiary as a partner, contractor, sub-contractor or consultant.

(c)  During the Non-Competition Period, no Obligated Party will, and each Obligated Party will cause his Affiliates not to, (i) solicit, or assist any person or entity other than the Company or its Subsidiaries to solicit, any Person that is a client or customer of the Company or its Subsidiaries, or has been a client or customer of the Company or its Subsidiaries during the prior twelve (12) months, to provide any services competitive with those provided by the Company or its Subsidiaries or (ii) interfere with any of the business relationships of the Company or its Subsidiaries.

(d)  The Obligated Parties acknowledge that (i) the markets served by the Companies and the Subsidiaries are national and international in scope and are not dependent on the geographic location of the executive personnel or the businesses by which they are employed; and (ii) the above covenants are manifestly reasonable on their face, and the parties expressly agree that such restrictions have been designed to be reasonable and no greater than is required for the protection of Purchaser and are a significant element of the consideration hereunder.

(e)  If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 7.9 is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

(f)  Each Obligated Party agrees and acknowledges that in order to assure Parent and Purchaser that each of the Companies and the Subsidiaries will retain the value of its operations, it is necessary that such Obligated Party undertake not to utilize such Obligated Party’s special knowledge of such business operations and such Obligated Party’s relationships with customers to compete with Purchaser. Each Obligated Party further acknowledges that:

(i) such Obligated Party is engaged in, is knowledgeable about, and provides services in connection with all aspects of the Companies’ and the Subsidiaries' business;

(ii) such Obligated Party will occupy a position of trust and confidence with the Companies and the Subsidiaries and is familiar with, and will continue to become familiar with, the Companies’ and their Subsidiaries’ trade secrets and with other Confidential Information (as defined in Section 7.8) concerning the Business;

(iii) the agreements and covenants contained in Section 7.8 and this Section 7.9 are essential to protect the value and goodwill of the Business; and

(iv) the provisions contained in Section 7.8 and this Section 7.9 are integral to the transactions contemplated hereby and that Parent and Purchaser would not enter into such transactions without the protections afforded by Section 7.8 and this Section 7.9.

Section 7.10.  Names and Logos. From and after the Closing, no Obligated Party will, and each Obligated Party will cause his or her Affiliates not to, use any names or logos incorporating “Chandler Chicco,” “Chandler,” “Chicco,” “BrandTectonics” or “Determinus” or any derivatives thereof in connection with the provision of public relations or related services. The covenant contained in the preceding sentence shall survive the expiration of the Non-Competition Period. Within five business days following the Closing, the Members shall cause BrandTectonics, L.L.C. to amend its certificate of formation to change its name to a name not incorporating “BrandTectonics” and shall cause Determinus, L.L.C. to amend its certificate of formation to change its name to a name not incorporating “Determinus”.

Section 7.11.  Certain Additional Actions. The Members shall cause each automobile lease to which any Company (or any Affiliate thereof) is a party that relates to an automobile used by any Related Personnel to be cancelled or transferred within fifteen (15) days following the Closing Date such that no Company (or any Affiliate thereof) has any post-closing liability in respect thereof. Except to the extent otherwise determined by Purchaser, the Members shall cause each life insurance policy under which any Company or Subsidiary is the named beneficiary or otherwise entitled to recovery (each a "Key Man Policy") to be cancelled without cost to any Company or Subsidiary, or distributed to the Member whose life is insured thereunder, within fifteen (15) days following the Closing Date.

ARTICLE VIII

INDEMNIFICATION

Section 8.1.  Indemnity Obligations of the Members. Each Member covenants and agrees severally to defend, indemnify and hold harmless Purchaser and its Affiliates (including Parent and, following the Closing, the Companies and the Subsidiaries) and the respective officers, directors, employees, agents, advisers and representatives of the foregoing (collectively, the “Purchaser Indemnitees”), from and against, and to pay or reimburse Purchaser Indemnitees for, any and all claims, liabilities, obligations, losses, fines, costs, proceedings or damages (whether absolute, accrued, conditional or otherwise and whether or not resulting from third party claims), including all reasonable fees and disbursements of counsel incurred in the investigation or defense of any of the same or in asserting any of their respective rights hereunder (collectively, “Losses”), based on, resulting from, arising out of or relating to:

(i) any misrepresentation or breach of any warranty of the Company or any Member contained in this Agreement; provided that in determining whether any such misrepresentation or breach occurred, any dollar amount thresholds, materiality qualifiers and Company Material Adverse Effect qualifier contained in any representation or warranty herein shall be disregarded;

(ii) any failure of any Company or such Member to perform any covenant or agreement made or contained in this Agreement or fulfill any material obligation in respect thereof;

(iii)  except (A) as specifically set forth on the Final Closing Working Capital Statement and (B) obligations of any Company or Subsidiary to be paid or performed after the Closing Date under the Contracts disclosed in the Disclosure Schedule (except to the extent such obligations, but for a breach or default by a Company or Subsidiary, would have been paid, performed or otherwise discharged on or prior to the Closing Date or to the extent the same arise out of any such breach or default), any Liabilities of a Company, a Subsidiary or any Affiliate or a Company or Subsidiary of any kind or nature whatsoever caused by any transaction, status, event, condition, occurrence or situation existing, arising or occurring on or prior to the Closing Date; or

(iv)  the matters disclosed or required to be disclosed in Section 3.16 of the Disclosure Schedule.

The Members shall not be required to indemnify Purchaser Indemnitees with respect to any claim for indemnification (other than a claim for indemnification based on a breach of the representations and warranties contained in Article II or in Sections 3.1, 3.2, 3.9, 3.11(c), 3.14, 3.18 or 3.24) resulting from or arising out of matters described in clause (i) above pursuant to this Section 8.1 (and not resulting from or arising out of matters described in clauses (ii) through (iv) above) unless and until the aggregate amount of all such claims against the Members exceeds [***] (the “Threshold Amount”), in which case the Members shall be required to indemnify Purchaser Indemnitees for the full amount of such claims including the Threshold Amount. Claims thereafter may be asserted regardless of amount. For purposes of determining whether the Threshold Amount has been exceeded, no claim for indemnification resulting from or arising out of matters described in clause (i) above pursuant to this Section 8.1 (and not resulting from or arising out of matters described in clauses (ii) through (iv) above) will be taken into account if such claim, together with any related claim or group of claims, does not give rise to Losses in excess of [***].

The Members' maximum liability (exclusive of liabilities based on claims for indemnification based on a breach of the representations and warranties contained in Article II or in Sections 3.1, 3.2, 3.9, 3.11(c), 3.14, 3.18 or 3.24) to Purchaser Indemnitees under clause (i) above (and not resulting from or arising out of matters described in clauses (ii) through (iv) above) shall not exceed [***].

Section 8.2.  Indemnity Obligations of Purchaser. Purchaser covenants and agrees to defend, indemnify and hold harmless the Members from and against any and all Losses based on, resulting from, arising out of or relating to:

(i) any misrepresentation or breach of warranty of Purchaser or Parent contained in the Transaction Documents; provided that in determining whether any such misrepresentation or breach occurred, any dollar amount thresholds and materiality qualifiers contained in any representation or warranty herein shall be disregarded;

(ii) any failure of any Purchaser or Parent to perform any covenant or agreement made or contained in the Transaction Documents or fulfill any other obligation in respect thereof; or

Purchaser shall not be required to indemnify the Members with respect to any claim for indemnification (other than a claim for indemnification based on a breach of the representations and warranties contained in Sections 4.1, 4.2, 5.1 or 5.2) resulting from or arising out of matters described in clause (i) above pursuant to this Section 8.2 (and not resulting from or arising out of matters described in clause (ii) above) unless and until the aggregate amount of all claims against Purchaser exceeds the Threshold Amount, in which case Purchaser shall be required to indemnify the Members for the full amount of such claims including the Threshold Amount. Claims thereafter may be asserted regardless of amount. Purchaser’s maximum liability (exclusive of liabilities based on claims for indemnification based on a breach of the representations and warranties contained in Sections 4.1, 4.2, 5.1 or 5.2) to the Members under clause (i) above (and not resulting from or arising out of matters described in clause (ii) above) shall not exceed the Effective Purchase Price.

Section 8.3.  Indemnification Procedures.

(a) Third Party Claims. In the case of any claim asserted by a third party against a party entitled to indemnification under this Agreement (the “Indemnified Party”), notice shall be given by the Indemnified Party to the party required to provide indemnification (the “Indemnifying Party”) as soon as practicable after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought. If the Indemnifying Party acknowledges that the third party claim is within the scope of the indemnification obligations of the Indemnifying Party, the Indemnified Party shall permit the Indemnifying Party (at the expense of such Indemnifying Party) to assume the defense of any third party claim or any litigation with a third party resulting therefrom; provided, however, that (a) the counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be subject to the approval of the Indemnified Party (which approval shall not be unreasonably withheld or delayed), (b) the Indemnified Party may participate in such defense at such Indemnified Party’s expense (which shall not be subject to reimbursement hereunder except as provided below), and (c) the failure by any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that such Indemnifying Party is actually and materially damaged as a result of such failure to give notice. Except with the prior written consent of the Indemnified Party, no Indemnifying Party, in the defense of any such claim or litigation, shall consent to entry of any judgment or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of a general release from any and all liability with respect to such claim or litigation. If the Indemnified Party shall in good faith determine that the conduct of the defense of any claim subject to indemnification hereunder or any proposed settlement of any such claim by the Indemnifying Party might be expected to affect adversely the ability of the Indemnified Party to conduct its business, or that the Indemnified Party may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party in respect of such claim or any litigation relating thereto, the Indemnified Party shall have the right at all times to take over and assume control over the defense, settlement, negotiations or litigation relating to any such claim at the sole cost of the Indemnifying Party; provided, however, that if the Indemnified Party does so take over and assume control, the Indemnified Party shall not settle such claim or litigation without the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld or delayed. If the Indemnifying Party does not accept the defense of any matter as above provided within thirty (30) days after receipt of the notice from the Indemnified Party described above, the Indemnified Party shall have the full right to defend against any such claim or demand at the sole cost of the Indemnifying Party and shall be entitled to settle or agree to pay in full such claim or demand. In any event, the Indemnifying Party and the Indemnified Party shall reasonably cooperate in the defense of any claim or litigation subject to this Article VIII and the records of each shall be reasonably available to the other with respect to such defense.

(b) Non-Third Party Claims. With respect to any claim for indemnification hereunder which does not involve a third party claim, the Indemnified Party will give the Indemnifying Party written notice of such claim. The Indemnifying Party may acknowledge and agree by notice to the Indemnified Party in writing to satisfy such claim within twenty (20) days of receipt of notice of such claim from the Indemnified Party. If the Indemnifying Party shall dispute such claim, the Indemnifying Party shall provide written notice of such dispute to the Indemnified Party within such 20-day period, setting forth in reasonable detail the basis of such dispute. Upon receipt of notice of any such dispute, the Indemnified Party and the Indemnifying Party shall use reasonable efforts to resolve such dispute within thirty (30) days of the date such notice of dispute is received. If the Indemnifying Party shall fail to provide written notice to the Indemnified Party within twenty (20) days of receipt of notice from the Indemnified Party that the Indemnifying Party either acknowledges and agrees to pay such claim or disputes such claim, the Indemnifying Party shall be deemed to have acknowledged and agreed to pay such claim in full and to have waived any right to dispute such claim. Once (a) the Indemnifying Party has acknowledged and agreed to pay any claim pursuant to this Section 8.3, (b) any dispute under this Section 8.3 has been resolved in favor of indemnification by mutual agreement of the Indemnifying Party and the Indemnified Party, or (c) any dispute under this Section 8.3 has been finally resolved in favor of indemnification by order of a court of competent jurisdiction or other tribunal (including an arbitrator contemplated by this agreement) having jurisdiction over such dispute, then the Indemnifying Party shall pay the amount of such claim to the Indemnified Party within twenty (20) days of the date of acknowledgement by the Indemnifying Party or final resolution in favor of indemnification, as the case may be, to such account and in such manner as is designated in writing by the Indemnified Party.

Section 8.4.  Expiration of Representations and Warranties. All representations and warranties contained in this Agreement shall survive the Closing until [***]; provided, however, that (i) the representations and warranties stated in Sections 3.9, 3.14 and 3.18 shall survive the Closing for the period ending on the date that is 30 days after the expiration of the applicable statute of limitations period and (ii) the representations and warranties stated in Article II and in Sections 3.1, 3.2, 3.11(c), 3.24, 4.1, 4.2, 5.1 and 5.2 shall survive indefinitely.

Section 8.5.  Exclusive Remedy. Absent fraud or criminal activity and except as provided under Sections 7.8 and 7.9 and in Article IX, the indemnifications provided for in this Article VIII shall be the sole and exclusive post-Closing remedies available to any party against any other party for any claims under or based upon this Agreement. The Members acknowledge that the representations and warranties contained in the Transaction Documents shall not be deemed waived or otherwise affected by any investigation by or on behalf of Purchaser or Parent.

Section 8.6.  Set Off. If a Member shall have any Liability to Purchaser or any other Purchaser Indemnitee, including Parent or any of their Subsidiaries (pursuant to this Article VIII, Article IX or otherwise), Purchaser or such other Purchaser Indemnitee, as the case may be, shall be entitled, in addition to any other right or remedy they may have, to exercise rights of set-off against any payments or securities payable or deliverable to the Members in connection with the Transaction Documents or otherwise, including without limitation pursuant to Section 1.5 of this Agreement.

Section 8.7.  Calculation of Losses. For purposes of this Article VIII, the amount of any Loss shall be calculated net of any Tax benefit actually realized by the Indemnified Party during the same Tax year.

ARTICLE IX

CERTAIN TAX MATTERS

Section 9.1.  Taxable Periods That Begin Before and End After the Closing Date. For purposes of this Agreement, (a) in the case of any taxable period of the Companies and the Subsidiaries that commences prior to and includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of the Companies and the Subsidiaries for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date and the amount of other Taxes of the Companies and the Subsidiaries for a Straddle Period which relate to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period; and (b) the amount of Taxes of the Companies and the Subsidiaries for the Pre-Closing Tax Period, whether with respect to a Straddle Period or not, shall also be determined as if the taxable period of any partnership or other pass-thru entity in which any Company or Subsidiary holds a beneficial interest terminated as of the close of business on the Closing Date.

Section 9.2.   Tax Returns; Tax Sharing Agreements. (a) The Representative will prepare any income Tax Return of the Companies and the Subsidiaries for taxable periods ending on or before the Closing Date. The Representative shall permit Purchaser to review and comment on each such Tax Return prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by Purchaser. Parent will prepare or cause to be prepared and file or cause to be filed all other Tax Returns of the Companies and the Subsidiaries which are filed after the Closing Date. Purchaser will allow the Representative to review and comment on any Straddle Period Tax Return and shall make such revisions to such Tax Returns as are reasonably requested by the Representative. Subject to Section 9.3, the Members agree jointly and severally to remit to the Companies the amount of any Taxes due with respect to taxable periods ending on or before the Closing Date and the amount of any Taxes allocable to the Pre-Closing Tax Period under Section 9.1 with respect to a Straddle Period Tax Return  within the later of 10 days of Parent or the Companies’ request therefor or 10 days prior to the date on which the Tax liability is required to be satisfied.

(b) All Tax sharing agreements or similar agreements with respect to or involving the Companies and the Subsidiaries shall be terminated as of the Closing Date and, after the Closing Date, the Companies and the Subsidiaries shall not be bound thereby or have any liability thereunder.

Section 9.3.  Tax Indemnity. (a) The Members will jointly and severally indemnify and hold Parent, Purchaser and the Companies and each of their respective successors and assigns (each, a “Tax Indemnitee”) harmless against all Losses attributable to (i) any Tax of the Companies and the Subsidiaries for any Pre-Closing Tax Period, (ii) Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Companies (or any predecessor) is or was a member on or prior to the Closing Date, including pursuant to Section 1.1502-6 of the Treasury Regulations or any analogous or similar state, local or foreign income Tax law or regulation, (iii) Taxes of any Person other than the Companies and the Subsidiaries that are imposed on the Companies as a transferee or successor, by contract, or otherwise, which Taxes related to an result from an event or transaction occurring prior to the Closing and (iv) any breach of the covenants in this Article IX; provided, however, that in any such case the Members will be liable only to the extent that such Taxes exceed the amount, if any, reserved for such Taxes as reflected in Final Closing Working Capital Amount. The limitations on indemnification contained in Article VIII will not apply to any claim for indemnification under this Article IX. If a Party has any indemnification obligations with respect to any Loss under both this Article IX and Article VIII, the indemnification obligations under this Article IX will control and be their exclusive obligation. Subject to Section 9.3(b), the Members shall reimburse Parent, Purchaser and the Companies for any Losses which are the responsibility of any Members pursuant to this Section 9.3(a) within ten days after the Parent or the Companies’s request thereof.

(b) After the Closing, Parent shall inform the Representative within fifteen (15) days of its receipt of any notice of any Tax audit, assessment, adjustment, examination or proceeding (“Tax Contest”) relating in whole or in part to Taxes for which a Tax Indemnitee may be entitled to indemnity from the Members hereunder; provided, however, that the failure of Parent to provide such notice shall not affect the Members’ indemnity obligations under Section 9.3(a) except to the extent that the Member is materially prejudiced. If the Representative notifies Parent within thirty (30) days following receipt of notice of such Tax Contest that the Representative intends to exercise his contest rights under this Section 9.3(b), the Representative shall have the right to control such Tax Contest at his expense and to employ counsel of his choice. Parent shall have the right to participate in any such Tax Contest at its own expense, shall be entitled to control the disposition of any issue in any such Tax Contest that does not affect a potential liability of the Members, and shall be entitled to jointly control with the Representative the defense and disposition of any issue in any such Tax Contest that relates to any Straddle Period. Parent shall control any other Tax Contests. With respect to a Tax Contest which the Representative is entitled to control, the Representative shall have the right to determine all issues relating to the Tax Contest except that the Representative shall not settle any Tax Contest without the prior consent of Parent (which consent may not be unreasonably withheld). Parent shall deliver to the Member any power of attorney reasonably required to allow the Representative and his counsel to represent Parent and the Companies in connection with any Tax Contest that the Representative is entitled to control hereunder and shall use its reasonable efforts to provide the Representative with such assistance as may be reasonably requested by the Representative in connection with any such Tax Contest. The Parties each agree to consult with and to keep the other Parties hereto informed on a regular basis regarding the status of any Tax Contest to the extent that such Tax Contest could affect a liability of such other Party (including indemnity obligations hereunder).

(c) To the extent allowable under applicable law, all amounts payable under Article VIII and this Section 9.3 will be treated for Tax purposes as adjustments to the Purchase Price.

(d) Parent, the Companies and the Members shall cooperate fully, as and to the extent reasonably requested by one another, in connection with the preparation and filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon another’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Parent and the Companies on the one hand, and the Members on the other, agree (i) to retain all books and records with respect to Tax matters pertinent to the Companies and the Subsidiaries relating to any taxable periods, and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if so requested, the Parent, the Companies, or the Member, as the case may be, shall allow the requesting party to take possession of such books and records. The parties hereto agree, upon request, to use reasonable efforts to obtain any certificate or other document from any taxing authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could otherwise be imposed.

ARTICLE X

MISCELLANEOUS

Section 10.1.  Certain Definitions.

For purposes of this Agreement, the following terms shall have the meanings specified in this Section 10.1:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person, and in the case of any natural Person shall include all relatives and family members of such Person. For purposes of this definition, a Person shall be deemed to control another Person if such first Person and/or any relatives or family members of such First Person directly or indirectly owns or holds five percent (5%) or more of the ownership interests in such other Person.

“Books and Records” means all books and records of the Companies and the Subsidiaries, including manuals, price lists, mailing lists, lists of customers, sales and promotional materials, purchasing materials, documents evidencing intangible rights or obligations, personnel records, accounting records and litigation files (regardless of the media in which stored), in each case relating to or used in the Business.

“Business” means the business of the Companies and the Subsidiaries as conducted or proposed to be conducted as of the date hereof, including, without limitation, all activities involving the provision of public relations or related services to clients in the pharmaceutical, medical device, biotechnology and life sciences industries.

“Closing Period” means the period from the date of the Agreement through the Closing Date.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Material Adverse Change” or “Company Material Adverse Effect” means any change or effect that is materially adverse to (i)  the business, properties, results of operations, prospects or condition (financial or otherwise) of the Companies and the Subsidiaries, (ii) the ability of the Companies or any Member to perform its obligations under this Agreement or (iii) the ability of the Companies and the Subsidiaries to conduct the Business after the Closing Date as the Business is being conducted as of the date hereof.

“Consent” means any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Person, including any Governmental Body.

“Contract” means any contract, agreement, indenture, note, bond, loan, mortgage, license, instrument, lease, commitment or other arrangement or agreement.

“EBIT” means, for any Applicable EBIT Period, [***]

“Environmental Law” means any foreign, federal, state or local statute, regulation, ordinance, or rule of common law as now or hereafter in effect in any way or any other legally binding requirement relating to the environment, natural resources or protection of human health and safety including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.) the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), and the regulations promulgated pursuant thereto.

“Fair Market Value” means, as to the Parent Common Stock, (i) the average closing price of the Parent Common Stock as quoted on NASDAQ over a period of 20 consecutive trading days the latest of which shall be the second trading day prior to the date as of which “Fair Market Value” is being determined and (ii) as to other securities for purposes of Section 1.5(e), the average closing price of the security being valued as quoted on the relevant exchange or interdealer quotation system over a period of 20 consecutive trading days the latest of which shall be the second trading day prior to the date as of which “Fair Market Value” is being determined.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governmental Approval” means any Consent of, with or to any Governmental Body.

“Governmental Body” means any government or governmental or regulatory authority or body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“Hazardous Material” means any substance, material or waste which is regulated by the United States, the foreign jurisdictions in which the Companies conducts business, or any state, local or foreign governmental authority including, without limitation, petroleum and its by-products, asbestos, and any material or substance which is defined as a “hazardous waste,” “hazardous substance,” “hazardous material,” “restricted hazardous waste,” “industrial waste,” “solid waste,” “contaminant,” “pollutant,” “toxic waste” or “toxic substance” under any provision of Environmental Law.

“Indebtedness” of any Person means, without duplication, (i) the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the ordinary course of business consistent with past custom and practice (other than the current liability portion of any indebtedness for borrowed money)); (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (v) all obligations of such Person under interest rate or currency swap transactions (valued at the termination value thereof); (vi) all obligations of the type referred to in clauses (i) through (v) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (vii) all obligations of the type referred to in clauses (i) through (vi) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).

“Intellectual Property” means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations and renewals in connection therewith, (d) all mask works and all applications, registrations and renewals in connection therewith, (e) all trade secrets and confidential information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

“IRS” means the United States Internal Revenue Service.

“Knowledge” or words of similar effect, regardless of case, means, with respect to the Companies and/or the Subsidiaries, the actual subjective knowledge of each member of senior management of the Companies and/or the Subsidiaries after conducting such investigation as such person determines in good faith to be appropriate under the circumstances.

“Law” means any federal, state, local or foreign law (including common law), statute, code, ordinance, rule, regulation or other requirement.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, proceedings (public or private), claims or governmental proceedings.

“Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Lien” means any lien (including any Tax lien), pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction or any other encumbrance, restriction or limitation whatsoever.

“Neutral Accountant” means an independent auditing firm of nationally or regionally recognized standing selected by the mutual agreement of Purchaser and the Representative within 15 days of the date on which the Neutral Accountant is proposed to begin serving or, if Purchaser and the Representative are unable to agree within such period, an independent auditing firm of nationally or regionally recognized standing selected jointly by two other such firms, one of which shall be specified by Purchaser and one of which shall be specified by the Representative, within 15 days after the expiration of such period.

   “Non-Competition Period” means the period from the Closing Date through the fifth anniversary thereof.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award.

“Permitted Encumbrances” means (i) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings and that are set forth on Schedule IV, provided an appropriate reserve has been established therefor; (ii) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the ordinary course of business that are not material to the business, operations and financial condition of the property so encumbered or the Companies and the Subsidiaries and that are set forth on Schedule IV; (iii) zoning, entitlement and other land use and environmental regulations by any Governmental Body, provided that such regulations have not been violated; and (iv) such other imperfections in title, charges, easements, restrictions and encumbrances which do not materially detract from the value of or materially interfere with the present use of the assets subject thereto or affected thereby and that are set forth on Schedule IV.

“Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

"Phantom Equity Plan" means The Phantom Common Stock Plan annexed to Schedule I to this Agreement.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion, ending on the Closing Date, of any Straddle Period.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, migration or leaching into the indoor or outdoor environment, or into or out of any property.

“Subsidiary” means any Person of which a 50% or more of the outstanding voting securities or other equity interests are owned, directly or indirectly, by one or more Companies and/or Subsidiaries, including Chandler Chicco Agency, Limited and Litmus Medical Marketing and Education Ltd..

“Tax” or “Taxes” shall mean means any federal, state, provincial, local or foreign income, alternative minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, windfall profits, gross receipts, value added, sales, use, goods and services, excise, customs duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental (including taxes under Section 59A of the Code or any analogous or similar provision of any state, local or foreign law or regulation), real property, personal property, ad valorem, intangibles, unclaimed property, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers’ compensation, payroll, health care, withholding, estimated or other similar tax, duty or other governmental charge or assessment or deficiencies thereof, and including any interest, penalties or additions to tax attributable to the foregoing.

“Tax Return” means any return, report, declaration, form, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction Documents” means, with respect to any Person, this Agreement together with any other agreements, instruments, certificates and documents executed by such Person in connection herewith or therewith or in connection with the transactions contemplated hereby or thereby (including without limitation any Employment Agreement executed by such Person).

“Treasury Regulations” means the regulations promulgated under the Code, including temporary and proposed regulations.

Section 10.2.  Publicity . No party shall issue any press release or make any other public announcement relating to the subject matter of this Agreement without the prior written consent of Parent.

Section 10.3.  Payment of Sales, Use or Similar Taxes; Transfer Taxes. The Members shall be responsible for and pay in a timely manner all sales, use, value added, documentary, stamp, gross receipts, registration, transfer, conveyance, excise, recording, license and other similar Taxes and fees (“Transfer Taxes”), arising out of or in connection with or attributable to the transactions effected pursuant to the Transaction Documents. Each party hereto shall prepare and timely file all Tax Returns required to be filed in respect of Transfer Taxes that are the primary responsibility of such party under applicable Law; provided, however, that such party’s preparation of any such Tax Returns shall be subject to the other party’s approval, which approval shall not be unreasonably withheld or delayed.

Section 10.4.  Expenses. Except as otherwise provided in this Agreement, each party shall bear all costs and expenses incurred by such party in connection with the negotiation and execution of this Agreement and each other Transaction Document, whether or not the transactions contemplated hereby and thereby are consummated.

Section 10.5.  Specific Performance. The Members and the Companies acknowledge and agree that the breach of this Agreement would cause irreparable damage to Purchaser and that Purchaser will not have an adequate remedy at law. Therefore, the obligations of the Members and the Companies under this Agreement, including, without limitation, the Members’ obligations to sell the Membership Interests to Purchaser, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith (without the requirement of the posting of a bond or other surety). Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

Section 10.6.  Submission to Jurisdiction; Consent to Service of Process. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located in New York, New York over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action or proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Section 10.7.  Entire Agreement; Amendments and Waivers. This Agreement (including the schedules and exhibits hereto) represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by Purchaser, in the case of an amendment, supplement, modification or waiver sought to be enforced against Purchaser or Parent, or the Representative, in the case of an amendment, supplement, modification or waiver sought to be enforced against any Member or the Companies. No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

Section 10.8.  Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of law principles thereof.

Section 10.9.  Table of Contents and Headings. The table of contents and section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

Section 10.10.  Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally or mailed by certified mail, return receipt requested, to the parties (and shall also be transmitted by facsimile to the Persons receiving copies thereof) at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

If to any Company, to:

Chandler Chicco Agency
450 West 15th Street, 7th Floor
New York, New York 10011
Attn: Mr. Robert Chandler
Telecopier: 212-229-8496

With a copy to:

Carter Ledyard & Milburn LLP
2 Wall Street
New York, New York 10005
Attn: H. Thomas Davis, Jr., Esq.
Telecopier: 212-732-3232

If to the Representative or any Member, to the Representative or such Member in care of:

Chandler Chicco Agency
450 West 15th Street, 7th Floor
New York, New York 10011
Attn: Robert Chandler
Telecopier: 212-229-8496

With a copy to:

Carter Ledyard & Milburn LLP
2 Wall Street
New York, New York 10005
Attn: H. Thomas Davis, Jr., Esq.
Telecopier: 212-732-3232

If to Parent, to:

inVentiv Health Inc.
200 Cottontail Lane
Vantage Court North
Somerset, New Jersey 08873
Attention: Chief Executive Officer

With a copy to:

Akerman Senterfitt LLP
335 Madison Avenue
Suite 2600
New York, New York 10017
Facsimile: (212) 880-8965
Attention: Kenneth G. Alberstadt, Esq.

If to Purchaser, to:

Chandler Chicco LLC
in care of inVentiv Health Inc.
200 Cottontail Lane
Vantage Court North
Somerset, New Jersey 08873
Attention: Chief Executive Officer

With a copy to:

Akerman Senterfitt LLP
335 Madison Avenue
Suite 2600
New York, New York 10017
Facsimile: (212) 880-8965
Attention: Kenneth G. Alberstadt, Esq.

Any such notice or communication shall be deemed to have been received (i) when delivered, if personally delivered or transmitted by electronic mail, with receipt acknowledgment by the recipient by return electronic mail, (ii) when sent, if sent by facsimile on a business day during normal business hours (or, if not sent on a business day during normal business hours, on the next business day after the date sent by facsimile), (iii) on the next business day after dispatch, if sent by nationally recognized, overnight courier guaranteeing next business day delivery, and (iv) on the 5th business day following the date on which the piece of mail containing such communication is posted, if sent by mail.

Section 10.11.  Severability. If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement shall remain in effect.

Section 10.12.  Assignment of Works. Each Member agrees that all Work Product belongs in all instances to the Companies and the Subsidiaries. To the extent any Member previously had or retained any right, title or interest of any kind or nature whatsoever in any Work Product, such Member hereby assigns all such right, title and interest to the applicable Company or Subsidiary and agrees to take any such action as may be reasonably requested by Purchaser or Parent following the Closing to confirm such Company's or Subsidiary's exclusive right, title and interest in and to the Work Product. For purposes hereof, “Work Product” means all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, logos and all similar or related information (whether patentable or unpatentable) which relates to any business conducted or proposed to be conducted by the Companies or the Subsidiaries as of the date hereof.

Section 10.13.  Binding Effect; Assignment. This Agreement shall not be assigned by any Member or the Companies, and neither any Member’s or the Companies’ obligations hereunder, or any of them, shall be delegated, without the consent of Parent. Subject to the preceding sentence, this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. Except as provided in Article IX, nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement.

Section 10.14.  Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

Section 10.15.  Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

* * *

Signatures on following page

CHANDLER CHICCO AGENCY, LLC

By /s/ ROBERT CHANDLER______________
Name: Robert Chandler
Title:

BIOSECTOR 2 LLC

By /s/ ROBERT CHANDLER______________
Name: Robert Chandler
Title:

INVENTIV HEALTH, INC.

By /s/ DAVID BASSIN___________________
Name: David Bassin
Title: Chief Financial Officer

CHANDLER CHICCO LLC

By /s/ DAVID BASSIN___________________
Name: David Bassin
Title: Vice President and Secretary

MEMBERS:

/s/ ROBERT CHANDLER______________
Name: Robert Chandler

/s/ GIACOMO F. CHICCO_____________
Name: Giacomo F. Chicco